EXHIBIT 10.37

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of December 1, 2004

Between

BANK OF AMERICA, N.A.

as the Lender

and

REMX, INC.,
REMEDYTEMP, INC.,

REMEDY TEMPORARY SERVICES, INC.,

and

REMEDY INTELLIGENT STAFFING, INC.

as the BorrowersARTICLE 1LOANS AND LETTERS OF CREDIT		1

1.1	Total Facility	1
1.2	Revolving Loans	2
1.3	Intentionally Deleted	3
1.4	Letters of Credit	3
1.5	Bank Products	6
1.6	Increase in Maximum Revolver Amount	7
ARTICLE 2	INTEREST AND FEES	7
2.1	Interest	7
2.2	Continuation and Conversion Elections	8
2.3	Maximum Interest Rate	9
2.4	Closing Fee	9
2.5	Unused Line Fee	9
2.6	Letter of Credit Fee	10
ARTICLE 3	PAYMENTS AND PREPAYMENTS	10
3.1	Revolving Loans	10
3.2	Termination of Facility	10
3.3	Intentionally Deleted	10
3.4	Intentionally Deleted	10
3.5	LIBOR Rate Loan Prepayments	10
3.6	Payments by the Borrowers	10
3.7	Payments as Revolving Loans	11
3.8	Apportionment, Application and Reversal of Payments	11
3.9	Indemnity for Returned Payments	11
3.10	Lender’s Books and Records; Monthly Statements	12
ARTICLE 4	TAXES, YIELD PROTECTION AND ILLEGALITY	12
4.1	Taxes	12
4.2	Illegality	13
4.3	Increased Costs and Reduction of Return	13
4.4	Funding Losses	14
4.5	Inability to Determine Rates	14
4.6	Certificates of Lender	15
4.7	Survival	15
ARTICLE 5	BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES	15
5.1	Books and Records	15
5.2	Financial Information	15
5.3	Notices to the Lender	18
ARTICLE 6	GENERAL WARRANTIES AND REPRESENTATIONS	20

6.1	Authorization, Validity, and Enforceability of this Agreement and the Loan Documents 20

6.2	Validity and Priority of Security Interest	20
6.3	Organization and Qualification	21
6.4	Corporate Name; Prior Transactions	21
6.5	Subsidiaries and Affiliates	21
6.6	Financial Statements and Projections	21
6.7	Capitalization	22
6.8	Solvency	22
6.9	Debt	22
6.10	Distributions	22
6.11	Real Estate; Leases	22
6.12	Proprietary Rights	22
6.13	Litigation	23
6.14	Labor Disputes	23
6.15	Environmental Laws	23
6.16	No Violation of Law	23
6.17	No Default	23
6.18	ERISA Compliance	24
6.19	Taxes	24
6.20	Regulated Entities	24
6.21	Use of Proceeds; Margin Regulations	25
6.22	No Material Adverse Change	25
6.23	Full Disclosure	25
6.24	Material Agreements	25
6.25	Bank Accounts	25
6.26	Governmental or Other Authorization	25
ARTICLE 7	AFFIRMATIVE AND NEGATIVE COVENANTS	25
7.1	Taxes and Other Obligations	25
7.2	Legal Existence and Good Standing	26
7.3	Compliance with Law and Agreements; Maintenance of Licenses	26
7.4	Maintenance of Property; Inspection of Property	26
7.5	Insurance	27
7.6	Insurance and Condemnation Proceeds	27
7.7	Environmental Laws	28
7.8	Compliance with ERISA	28
7.9	Mergers, Consolidations or Sales	28
7.10	Distributions; Restricted Investments	28
7.11	Guaranties	29
7.12	Debt	29
7.13	Prepayment	30
7.14	Transactions with Affiliates	30
7.15	Investment Banking and Finder’s Fees	30
7.16	Business Conducted	30
7.17	Liens	30
7.18	Sale and Leaseback Transactions	31
7.19	Subsidiaries	31
7.20	Fiscal Year	31
7.21	Capital Expenditures	31
7.22	Intentionally Deleted	31
7.23	EBITDA	31
7.24	Intentionally Deleted	32
7.25	Interest Coverage Ratio	32
7.26	Use of Proceeds	32
7.27	Further Assurances	32
ARTICLE 8	CONDITIONS OF LENDING	32
8.1	Conditions Precedent to Making of Loans on the Closing Date	32
8.2	Conditions Precedent to Each Loan	34
ARTICLE 9	DEFAULT; REMEDIES	34
9.1	Events of Default	34
9.2	Remedies	37
ARTICLE 10	TERM AND TERMINATION	38
10.1	Term and Termination	38
ARTICLE 11	AMENDMENTS; WAIVERS; PARTICIPATIONS	38
11.1	Amendments and Waivers	38
11.2	Participations	39
ARTICLE 12	MISCELLANEOUS	39
12.1	No Waivers; Cumulative Remedies	39
12.2	Severability	39
12.3	Governing Law; Choice of Forum; Service of Process	40
12.4	WAIVER OF JURY TRIAL	41
12.5	Survival of Representations and Warranties	42
12.6	Other Security and Guaranties	42
12.7	Fees and Expenses	42
12.8	Notices	43
12.9	Waiver of Notices	44
12.10	Binding Effect	44
12.11	Indemnity of the Lender by the Borrowers	44
12.12	Limitation of Liability	45
12.13	Final Agreement	45
12.14	Counterparts	45
12.15	Captions	45
12.16	Right of Setoff	46
12.17	Confidentiality	46
12.18	Conflicts with Other Loan Documents	47
12.19	Designation of Parent as Agent of Borrowers	47
ARTICLE 13	JOINT AND SEVERAL LIABILITY OF BORROWERS	47
13.1	Joint and Several Liability of Borrowers	47
13.2	Contribution and Indemnification among the Borrowers	48
13.3	Waiver	49
13.4	Independent Investigation	51
13.5	Stay of Acceleration	51
13.6	Subrogation	51
13.7	Cumulative Remedies	52
13.8	Additional Waivers	52
13.9	Survival	52

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A EXHIBIT B EXHIBIT C EXHIBIT D EXHIBIT E	- - - - -	DEFINED TERMS FORM OF BORROWING BASE CERTIFICATE FINANCIAL STATEMENTS FORM OF NOTICE OF BORROWING FORM OF NOTICE OF CONTINUATION/CONVERSION

SCHEDULE 1.2 – LENDER’S COMMITMENTS (ANNEX A – DEFINED TERMS)
SCHEDULE 6.3 – ORGANIZATION AND QUALIFICATIONS
SCHEDULE 6.5 – SUBSIDIARIES AND AFFILIATES
SCHEDULE 6.7 — CAPITALIZATION
SCHEDULE 6.9 – DEBT
SCHEDULE 6.11 – REAL ESTATE; LEASES
SCHEDULE 6.12 – PROPRIETARY RIGHTS
SCHEDULE 6.18 – ERISA COMPLIANCE
SCHEDULE 6.24 – MATERIAL AGREEMENTS
SCHEDULE 6.25 – BANK ACCOUNTS

AMENDED AND RESTATED
CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 1, 2004, (this “Agreement”) between BANK OF AMERICA, N.A., with an office at 55 South Lake Avenue, Suite 900, Pasadena, California 91101 (the “Lender”), and REMEDYTEMP, INC., a California corporation (“Parent”), REMX, INC., a California corporation (“REMX”), REMEDY TEMPORARY SERVICES, INC., a California corporation (“Remedy Services”), and REMEDY INTELLIGENT STAFFING, INC., a California corporation (“Remedy Staffing”), with offices at 101 Enterprise, Aliso Viejo, California 92656 (Parent, REMX, Remedy Services and Remedy Staffing shall be referred to herein, collectively, as the “Borrowers”).

W I T N E S S E T H:

WHEREAS, Parent and Lender are parties to that certain Business Loan Agreement, dated as of February 4, 2004 (as amended, the “Existing Credit Agreement”), pursuant to which the Lender agreed to provide Parent with a revolving credit facility.

WHEREAS, the Borrowers have requested that the parties amend and restate the Existing Credit Agreement so that, among other things, the Lender can make available to the Borrowers a revolving line of credit for loans and letters of credit in an amount not to exceed $50,000,000 (as such amount may be increased from time to time pursuant to Section 1.6), and which extensions of credit the Borrowers will use for the purposes permitted hereunder;

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference;

WHEREAS, the Lender is willing to amend and restate the Existing Credit Agreement and has agreed to make available to the Borrowers a revolving credit facility upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lender and the Borrowers hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

LOANS AND LETTERS OF CREDIT

1.1 Total Facility. Subject to all of the terms and conditions of this Agreement, the Lender agrees to make available a total credit facility of up to $50,000,000 (as such amount may be increased from time to time pursuant to Section 1.6) (the “Total Facility”) to the Borrowers from time to time during the term of this Agreement. The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit described herein.

1.2 Revolving Loans.

(a) Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 8, the Lender agrees, upon the Borrowers’ request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to the Borrowers in amounts not to exceed Availability. The Lender, however, in its discretion, may elect to make Revolving Loans or issue or arrange to have issued Letters of Credit in excess of the Borrowing Base on one or more occasions, but if it does so, the Lender shall not be deemed thereby to have changed the limits of the Borrowing Base or to be obligated to exceed such limits on any other occasion. If any Borrowing would exceed Availability, the Lender may refuse to make or may otherwise restrict the making of Revolving Loans as the Lender determines until such excess has been eliminated.

(b) Procedure for Borrowing.

(i) Each Borrowing shall be made upon the Borrowers’ irrevocable written notice delivered to the Lender in the form of a notice of borrowing (“Notice of Borrowing”), which must be received by the Lender prior to (i) 12:00 noon (Los Angeles time) three Business Days prior to the requested Funding Date, in the case of LIBOR Rate Loans and (ii) 11:00 a.m. (Los Angeles time) on the requested Funding Date, in the case of Base Rate Loans, specifying:

A. the amount of the Borrowing, which in the case of a LIBOR Rate Loan must equal or exceed $1,000,000 (and increments of $100,000 in excess of such amount);

B. the requested Funding Date, which must be a Business Day;

C. whether the Revolving Loans requested are to be Base Rate Revolving Loans or LIBOR Revolving Loans (and if not specified, it shall be deemed a request for a Base Rate Revolving Loan); and

D. the duration of the Interest Period for LIBOR Revolving Loans (and if not specified, it shall be deemed a request for an Interest Period of one month);

provided, however, that with respect to the Borrowing to be made on the Closing Date, such Borrowings will consist of Base Rate Revolving Loans only.

(ii) In lieu of delivering a Notice of Borrowing, the Borrowers may give the Lender telephonic notice of such request for advances to the Designated Account on or before the deadline set forth above. The Lender at all times shall be entitled to rely on such telephonic notice in making such Revolving Loans, regardless of whether any written confirmation is received.

(iii) The Borrowers shall have no right to request a LIBOR Rate Loan while a Default or Event of Default has occurred and is continuing.

(c) Reliance upon Authority. Prior to the Closing Date, the Borrowers shall deliver to the Lender, a notice setting forth the account of the Borrowers (“Designated Account”) to which the Lender is authorized to transfer the proceeds of the Revolving Loans requested hereunder. The Borrowers may designate a replacement account from time to time by written notice. All such Designated Accounts must be reasonably satisfactory to the Lender. The Lender is entitled to rely conclusively on any person’s request for Revolving Loans on behalf of the Borrowers, so long as the proceeds thereof are to be transferred to the Designated Account. The Lender has no duty to verify the identity of any individual representing himself or herself as a person authorized by the Borrowers to make such requests on its behalf.

(d) No Liability. The Lender shall not incur any liability to the Borrowers as a result of acting upon any notice referred to in Sections 1.2(b) and (c), which the Lender believes in good faith to have been given by an officer or other person duly authorized by the Borrowers to request Revolving Loans on its behalf. The crediting of Revolving Loans to the Designated Account conclusively establishes the obligation of the Borrowers to repay such Revolving Loans as provided herein.

(e) Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable. The Borrowers shall be bound to borrow the funds requested therein in accordance therewith.

(f) Making of Revolving Loans. Promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Lender shall make the proceeds of such Revolving Loans available to the Borrowers on the applicable Funding Date by transferring same day funds to the account designated by the Borrowers; provided, however, that the amount of Revolving Loans so made on any date shall not exceed the Availability on such date.

1.3 Intentionally Deleted.

1.4 Letters of Credit.

(a) Agreement to Issue or Cause To Issue. Subject to the terms and conditions of this Agreement, the Lender agrees (i) to cause the Letter of Credit Issuer to issue for the account of the Borrowers one or more standby letters of credit (“Letter of Credit”) and/or (ii) to provide credit support or other enhancement to a Letter of Credit Issuer acceptable to Lender, which issues a Letter of Credit for the account of the Borrowers (any such credit support or enhancement being herein referred to as a “Credit Support”) from time to time during the term of this Agreement.

(b) Amounts; Outside Expiration Date. The Lender shall not have any obligation to issue or cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if: (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all customary commissions, fees, and charges due from the Borrowers in connection with the opening thereof would exceed Availability at such time; or (iii) such Letter of Credit has an expiration date more than 12 months from the date of issuance for standby letters of credit, it being understood that a Letter of Credit may have an expiration date after the Stated Termination Date provided that the Borrowers’ comply with the provisions of Section 1.4(g) hereof.

(c) Other Conditions. In addition to conditions precedent contained in Article 8, the obligation of the Lender to issue or to cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Lender:

(i) The Borrowers shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Lender for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms and purpose of the proposed Letter of Credit shall be reasonably satisfactory to the Lender and the Letter of Credit Issuer; and

(ii) As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d) Issuance of Letters of Credit.

(i) Request for Issuance. Borrowers must notify the Lender of a requested Letter of Credit at least 3 Business Days prior to the proposed issuance date. Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrowers shall attach to such notice the proposed form of the Letter of Credit.

(ii) Responsibilities of the Lender; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, the Lender shall determine the amount of the applicable Unused Letter of Credit Subfacility and Availability. If (i) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (ii) the amount of such requested Letter of Credit and all customary commissions, fees, and charges due from the Borrowers in connection with the opening thereof would not exceed Availability, the Lender shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(iii) No Extensions or Amendment. The Lender shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4 are met as though a new Letter of Credit were being requested and issued.

(e) Payments Pursuant to Letters of Credit. The Borrowers agree to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit and the Lender upon any payment pursuant to any Credit Support, and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which the Borrowers may have at any time against the Letter of Credit Issuer or any other Person. Each drawing under any Letter of Credit shall constitute a request by the Borrowers to the Lender for a Borrowing of a Base Rate Revolving Loan in the amount of such drawing. The Funding Date with respect to such borrowing shall be the date of such drawing.

(f) Indemnification; Exoneration; Power of Attorney.

(i) Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.4, the Borrowers agree to protect, indemnify, pay and save the Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Lender (other than in its capacity as Letter of Credit Issuer) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any Credit Support or enhancement in connection therewith. The Borrowers’ obligations under this Section shall survive payment of all other Obligations.

(ii) Assumption of Risk by the Borrowers. As between the Borrowers and the Lender (excluding the Lender in its capacity as Letter of Credit Issuer), the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lender shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Lender, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Lender under this Section 1.4(f).

(iii) Exoneration. Without limiting the foregoing, no action or omission whatsoever by the Lender (excluding the Lender in its capacity as a Letter of Credit Issuer) shall, in the absence of willful misconduct or gross negligence, result in any liability of the Lender to the Borrowers, or relieve the Borrowers of any of its obligations hereunder to any such Person.

(iv) Rights Against Letter of Credit Issuer. Nothing contained in this Agreement is intended to limit the Borrowers’ rights, if any, with respect to the Letter of Credit Issuer which shall be governed by the letter of credit application and related documents executed by and between the Borrowers and the Letter of Credit Issuer.

(v) Account Party. The Borrowers hereby authorize and direct any Letter of Credit Issuer to name the Borrowers as the “Account Party” therein and to deliver to the Lender all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit, and to accept and rely upon the Lender’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(g) Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of Section 1.4(b) and Section 10.1, any Letter of Credit or Credit Support is outstanding upon the termination of this Agreement, then upon such termination the Borrowers shall deposit with the Lender, with respect to each Letter of Credit or Credit Support then outstanding, cash (“Cash Collateral”) or a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Lender, issued by an issuer satisfactory to the Lender, in each case, in an amount equal to the greatest amount for which such Letter of Credit or such Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or such Credit Support, under which Supporting Letter of Credit the Lender is entitled to draw amounts necessary to reimburse the Lender for payments to be made by the Lender under such Letter of Credit or Credit Support and any fees and expenses associated with such Letter of Credit or Credit Support. Such Supporting Letter of Credit and/or Cash Collateral shall be held by the Lender as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such Credit Support remaining outstanding.

(h) Existing Letters of Credit. The Lender and the Borrowers acknowledge that the letters of credit identified on Schedule 6.9 as being issued by Bank (the “Existing L/Cs”) have been issued by Bank under that certain Business Loan Agreement, dated as of February 4, 2004, by and between Bank of America, N.A. and Parent and remain outstanding. The Existing L/Cs shall constitute Letters of Credit hereunder.

1.5 Bank Products. The Borrowers may request and the Lender may, in its sole and absolute discretion, arrange for the Borrowers to obtain Bank Products from the Bank or the Bank’s Affiliates although the Borrower is not required to do so; provided that Borrowers shall hold all primary depository accounts at Bank. If Bank Products are provided by an Affiliate of Bank, Borrowers agree to indemnify and hold the Lender and the Bank harmless from any and all costs and obligations now or hereafter incurred by the Bank or the Lender which arise from any indemnity given by the Lender to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit the Borrowers’ rights, with respect to the Bank or its Affiliates, if any, which arise as a result of the execution of documents by and between the Borrowers and the Bank which relate to Bank Products. The agreement contained in this Section shall survive termination of this Agreement. The Borrowers acknowledge and agree that the obtaining of Bank Products from the Bank or the Bank’s Affiliates (a) is in the sole and absolute discretion of the Bank or the Bank’s Affiliates, and (b) is subject to all rules and regulations of the Bank or the Bank’s Affiliates.

1.6 Increase in Maximum Revolver Amount. Subsequent to the Closing Date, the Borrowers may, at their option and at any time, request in writing that the Maximum Revolver Amount (including the amounts set forth in the Letter of Credit Subfacility and the Unused Letter of Credit Subfacility) be increased by an amount up to and not to exceed an additional $10,000,000. Any such increase shall be subject to the satisfaction, in the Lender’s reasonable discretion, of the following conditions: (i) that no Default or Event of Default exist at the time of the request or will arise as a result of the increase; and (ii) payment of a closing fee to the Lender in an amount equal to 0.25% of the amount by which the Maximum Revolver Amount is increased pursuant to this Section. Such requests for increases to the Maximum Revolver Amount shall be in minimum increments of $5,000,000 each.

ARTICLE 2

INTEREST AND FEES

2.1 Interest.

(a) Interest Rates. All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate plus the Applicable Margins as set forth below, but not to exceed the Maximum Rate. If at any time Loans are outstanding with respect to which the Borrowers have not delivered to the Lender a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Loans shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Lender in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

(i) For all Base Rate Revolving Loans and other Obligations (other than LIBOR Rate Loans) at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin;

(ii) For all LIBOR Revolving Loans at a per annum rate equal to the LIBOR Rate plus the Applicable Margin.

Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Loans as of the effective date of such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). The Borrowers shall pay to the Lender interest accrued on all Base Rate Loans in arrears on the first day of each month hereafter and on the Termination Date. The Borrowers shall pay to the Lender interest on all LIBOR Rate Loans in arrears on each LIBOR Interest Payment Date.

(b) Default Rate. If any Default or Event of Default occurs and is continuing and the Lender in its discretion so elects, then, while any such Default or Event of Default is continuing, all of the Obligations shall bear interest at the Default Rate applicable thereto.

2.2 Continuation and Conversion Elections.

(a) The Borrowers may:

(i) elect, as of any Business Day, in the case of Base Rate Loans to convert any Base Rate Loans (or any part thereof in an amount not less than $1,000,000 or that is in an integral multiple of $100,000 in excess thereof) into LIBOR Rate Loans; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof);

provided, that, if at any time the aggregate amount of LIBOR Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Rate Loans shall automatically convert into Base Rate Loans; provided, further that if the notice shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.

(b) The Borrowers shall deliver a notice of continuation/conversion (“Notice of Continuation/Conversion”) to the Lender not later than 12:00 noon (Los Angeles time) at least 3 Business Days in advance of the Continuation/Conversion Date, if the Loans are to be converted into or continued as LIBOR Rate Loans and specifying:

(i) the proposed Continuation/Conversion Date;

(ii) the aggregate amount of Loans to be converted or renewed;

(iii) the type of Loans resulting from the proposed conversion or continuation; and

(iv) the duration of the requested Interest Period; provided, however, the Borrowers may not select an Interest Period that ends after the Stated Termination Date.

(c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrowers have failed to select timely a new Interest Period to be applicable to LIBOR Rate Loans or if any Default or Event of Default then exists, the Borrowers shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) There may not be more than six different LIBOR Rate Loans in effect hereunder at any time.

2.3 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by the Lender under applicable law with respect to loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Lender an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. If a court of competent jurisdiction determines that the Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Lender shall refund to the Borrowers such excess.

2.4 Closing Fee. The Borrowers agree to pay the Lender on the Closing Date a closing fee (the “Closing Fee”) in the amount of $125,000.

2.5 Unused Line Fee. On the first day of each month and on the Termination Date the Borrowers agree to pay to the Lender an unused line fee (the “Unused Line Fee”) equal to 0.25% per annum times the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All principal payments received by the Lender shall be deemed to be credited to the Borrowers’ Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.5.

2.6 Letter of Credit Fee. The Borrowers agree to pay to the Lender for each Letter of Credit, a fee (the “Letter of Credit Fee”) equal to 1.50% per annum (or 0.75% per annum if such Letter of Credit is cash collateralized or supported by a Supporting Letter of Credit issued in accordance with Section 1.4 hereof) of the undrawn face amount of each Letter of Credit, and to the Letter of Credit Issuer, all customary out-of-pocket costs, fees and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit is outstanding and on the Termination Date. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

ARTICLE 3

PAYMENTS AND PREPAYMENTS

3.1 Revolving Loans. The Borrowers shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date. The Borrowers may prepay Revolving Loans at any time, and reborrow subject to the terms of this Agreement. In addition, and without limiting the generality of the foregoing, upon demand the Borrowers shall pay to the Lender the amount, without duplication, by which the Aggregate Revolver Outstandings (excluding Pending Revolving Loans) exceeds the lesser of the Borrowing Base or the Maximum Revolver Amount.

3.2 Termination of Facility. The Borrowers may terminate this Agreement upon at least 10 Business Days’ notice to the Lender, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit or the provision of a Supporting Letter of Credit or Cash Collateral in accordance with Section 1.4 hereof, (b) the payment in full in cash of all reimbursable expenses and other Obligations, and (c) with respect to any LIBOR Rate Loans prepaid, payment of the amounts due under Section 4.4, if any.

3.3 Intentionally Deleted.

3.4 Intentionally Deleted.

3.5 LIBOR Rate Loan Prepayments. In connection with any prepayment, if any LIBOR Rate Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrowers shall pay to the Lender the amounts described in Section 4.4.

3.6 Payments by the Borrowers.

(a) All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Lender, at the account designated by the Lender and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (Los Angeles time) on the date specified herein. Any payment received by the Lender after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b) Subject to the provisions set forth in the definition of “Interest Period”, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

3.7 Payments as Revolving Loans. At the election of the Lender, (a) all payments of principal, interest, reimbursement obligations in connection with Letters of Credit and Credit Support for Letters of Credit and fees, and (b) all payments of reimbursable expenses and other sums payable hereunder, may be paid from the proceeds of Revolving Loans made hereunder. The Borrowers hereby irrevocably authorize the Lender to charge the Loan Account for the purpose of paying all amounts from time to time due hereunder and agree that all such amounts charged shall constitute Revolving Loans.

3.8 Apportionment, Application and Reversal of Payments. Principal and interest payments and payments of the fees shall be payable solely to the Lender (except for fees payable to the Letter of Credit Issuer if different than the Lender). All payments shall be remitted to the Lender and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Lender, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Lender from the Borrowers; second, to pay interest due in respect of all Loans; third, to pay or prepay principal of the Revolving Loans and unpaid reimbursement obligations in respect of Letters of Credit; fourth, to pay an amount to Lender equal to all outstanding Letter of Credit Obligations to be held as cash collateral for such Obligations; and fifth, to the payment of any other Obligation including any amounts relating to Bank Products due to the Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless an Event of Default has occurred and is continuing, the Lender shall not apply any payments which it receives to any LIBOR Rate Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrowers shall pay LIBOR breakage losses in accordance with Section 4.4. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

3.9 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Lender, the Bank or any Affiliate of the Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender and the Borrowers shall be liable to pay to the Lender, and hereby does indemnify the Lender and hold the Lender harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 3.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Lender’s rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.9 shall survive the termination of this Agreement.

3.10 Lender’s Books and Records; Monthly Statements. The Lender shall record the principal amount of the Loans owing to the Lender, the undrawn face amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books. In addition, the Lender may note the date and amount of each payment or prepayment of principal of the Loans in its books and records. Failure by the Lender to make such notation shall not affect the obligations of the Borrowers with respect to the Loans or the Letters of Credit. The Borrowers agree that the Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Lender will provide to the Borrowers a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 3.8 and corrections of errors discovered by the Lender), unless the Borrowers notify the Lender in writing to the contrary within 30 days after such statement is rendered or in the event of manifest error. In the event a timely written notice of objections is given by the Borrowers, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.

ARTICLE 4

TAXES, YIELD PROTECTION AND ILLEGALITY

4.1 Taxes.

(a) Any and all payments by the Borrowers to the Lender under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Borrowers shall pay all Other Taxes.

(b) The Borrowers agree to indemnify and hold harmless the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender makes written demand therefor.

(c) If the Borrowers shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Lender, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Lender, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) the Borrowers shall make such deductions and withholdings;

(iii) the Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Borrowers shall also pay to the Lender, at the time interest is paid, all additional amounts which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) At the Lender’s request, within 30 days after the date of any payment by the Borrowers of Taxes or Other Taxes, the Borrowers shall furnish the Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Lender.

(e) If the Borrowers are required to pay additional amounts to the Lender pursuant to subsection (c) of this Section, then the Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Borrowers which may thereafter accrue, if such change in the judgment of the Lender is not otherwise disadvantageous to the Lender.

4.2 Illegality.

(a) If the Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make LIBOR Rate Loans, then, on notice thereof by the Lender to the Borrowers any obligation of the Lender to make LIBOR Rate Loans shall be suspended until the Lender notifies the Borrowers that the circumstances giving rise to such determination no longer exist.

(b) If the Lender determines that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall, upon its receipt of notice of such fact and demand from the Lender, prepay in full such LIBOR Rate Loans then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Loans. If the Borrowers are required to so prepay any LIBOR Rate Loans, then concurrently with such prepayment, the Borrowers shall borrow from the Lender, in the amount of such repayment, a Base Rate Loan.

4.3 Increased Costs and Reduction of Return.

(a) If the Lender determines that due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by the Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) in each case, after the date hereof, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Borrowers shall be liable for, and shall from time to time, upon demand, pay to the Lender additional amounts as are sufficient to compensate such Lender for such increased costs.

(b) If the Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender or any corporation or other entity controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation or other entity controlling the Lender and (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of the Lender to the Borrowers, the Borrowers shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

4.4 Funding Losses. The Borrowers shall reimburse the Lender and hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make on a timely basis any payment of principal of any LIBOR Rate Loan;

(b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrowers have given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion; or

(c) the prepayment or other payment (including after acceleration thereof) of any LIBOR Rate Loans on a day that is not the last day of the relevant Interest Period;

including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

4.5 Inability to Determine Rates. If the Lender determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrowers. Thereafter, the obligation of the Lender to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Lender revokes such notice in writing. Upon receipt of such notice, the Borrowers may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by it. If the Borrowers do not revoke such Notice, the Lender shall make, convert or continue the Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by the Borrowers, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Rate Loans.

4.6 Certificates of Lender. If the Lender claims reimbursement or compensation under this Article 4, it shall determine the amount thereof and shall deliver to the Borrowers a certificate setting forth in reasonable detail the amount payable to the Lender, and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

4.7 Survival. The agreements and obligations of the Borrowers in this Article 4 shall survive the payment of all other Obligations.

ARTICLE 5

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

5.1 Books and Records. Parent shall, and shall cause each of its Subsidiaries to, maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP in all material respects and applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a). Parent shall, and shall cause each of its Subsidiaries to by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP in all material respects. Parent shall, and shall cause each of its Subsidiaries to, maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts; and (b) all other dealings affecting the Collateral.

5.2 Financial Information. Parent shall, and shall cause each of its Subsidiaries to, promptly furnish to the Lender all such financial information as the Lender shall reasonably request. Without limiting the foregoing, Parent and the Borrowers will furnish to the Lender in such detail as the Lender shall request, the following:

(a) As soon as available, but in any event not later than 90 days after the close of each Fiscal Year, consolidated audited balance sheets, and income statements, cash flow statements and changes in stockholders’ equity for Parent and its Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Parent and its consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP in all material respects. Such statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified in any respect of independent certified public accountants selected by Parent and reasonably satisfactory to the Lender. Parent, simultaneously with retaining such independent public accountants to conduct such annual audit, shall send a letter to such accountants, with a copy to the Lender, notifying such accountants that one of the primary purposes for retaining such accountants’ services and having audited financial statements prepared by them is for use by the Lender. Parent and the Borrowers hereby authorize the Lender to communicate directly with its certified public accountants and, by this provision, authorizes those accountants to disclose to the Lender any and all financial statements and other supporting financial documents and schedules relating to Parent and its Subsidiaries and to discuss directly with the Lender the finances and affairs of the Parent and its Subsidiaries (provided that Borrowers may, if they so choose, be present at or participate in any such communications or discussions), all upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested.

(b) As soon as available, but in any event not later than 30 days after the end of each fiscal month (except for the last month of each fiscal quarter) and not later than 45 days after the end of each fiscal quarter, as applicable, consolidated unaudited balance sheets of the Parent and its consolidated Subsidiaries as at the end of such fiscal month or fiscal quarter, as applicable, and consolidated unaudited income statements and cash flow statements for Parent and its consolidated Subsidiaries for such fiscal month or fiscal quarter, as applicable, and for the period from the beginning of the Fiscal Year to the end of such fiscal month or fiscal quarter, as applicable, all in reasonable detail, fairly presenting the financial position and results of operations of Parent and its consolidated Subsidiaries as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year and in Parent’s budget, and, with respect to the quarterly financial statements for the first three fiscal quarters of each Fiscal Year only, prepared in accordance with GAAP in all material respects and applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a). With respect to the quarterly financial statements for the first three fiscal quarters of each Fiscal Year only, Parent shall certify by a certificate signed by its chief financial officer that all such quarterly statements have been prepared in accordance with GAAP in all material respects and present fairly the financial position of Parent and its Subsidiaries as at the dates thereof and its results of operations for the fiscal quarters then ended, subject to normal year-end adjustments.

(c) [Intentionally Deleted]

(d) With each of the annual audited Financial Statements delivered pursuant to Section 5.2(a), and within forty-five (45) days after the end of each fiscal quarter, in each case, a certificate of the chief financial officer of Parent setting forth in reasonable detail the calculations necessary to determine the covenants set forth in Sections 7.21, 7.23 and 7.25 Within 30 days after the end of each fiscal month, a certificate of the chief financial officer of the Parent stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of Parent and the Borrowers contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those representations and warranties that speak as of a particular date; (B) Parent and the Borrowers are, at the date of such certificate, in compliance in all material respects with all of the agreements in this Agreement and the other Loan Documents, and all of their respective covenants, if a Financial Covenant Trigger Period exists; and (C) no Default or Event of Default then exists or existed during the period covered by the Financial Statements for such fiscal month. If such certificate discloses that a representation or warranty is not correct or complete in all material respects, or that a covenant (when applicable) has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action Parent and the Borrowers have taken or propose to take with respect thereto.

(e) No sooner than 60 days and not less than 30 days prior to the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated balance sheets, income statements and cash flow statements) for Parent and its Subsidiaries as at the end of and for each fiscal quarter of such Fiscal Year.

(f) Promptly after filing with the PBGC and the IRS, upon request, a copy of each annual report or other filing filed with respect to each Plan of Parent and any of its Subsidiaries.

(g) Promptly upon the filing thereof, copies of all reports or other documents filed by Parent or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act, and all reports, notices, or statements sent or received by Parent or any of its Subsidiaries to or from the holders of any equity interests of Parent (other than routine non material correspondence sent or received by shareholders of Parent to or from Parent) or any such Subsidiary or of any Debt of Parent or any of its Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

(h) As soon as available, but in any event not later than 15 days after any Borrower’s receipt thereof, a copy of all final management reports and management letters prepared for such Borrower by any independent certified public accountants.

(i) Promptly after their delivery, copies of any and all proxy statements, financial statements, and reports which Parent makes available to its shareholders.

(j) If requested by the Lender, promptly after filing with the IRS, a copy of each tax return filed by Parent or by any of its Subsidiaries.

(k) As soon as available, but in any event within either (x) 20 days after the end of each fiscal month (for such fiscal month), if no Collateral Reporting Trigger Period exists or (y) 5 days after the end of each week (for such week), if a Collateral Reporting Trigger Period does exist, a Borrowing Base Certificate and any other supporting information in accordance with Section 9 of the Security Agreement; provided; that such weekly Borrowing Base Certificates delivered during a Collateral Reporting Trigger Period shall update the amount of sales, credits and collections only from the prior Borrowing Base Certificate and the amount of Eligible Accounts shall be updated in a monthly Borrowing Base Certificate delivered 20 days after the end of each fiscal month during a Collateral Reporting Trigger Period.

(l) As soon as available, but in any event within 20 days after the end of each fiscal month, a detailed schedule in form and substance satisfactory to Lender of the Net Unrestricted Domestic Cash for such fiscal month, which schedule shall provide (1) the daily balance of Net Unrestricted Domestic Cash for such fiscal month, and (2) the Borrowers’ calculation of the average balance of Net Unrestricted Domestic Cash for such fiscal month.

(m) On each Business Day that any cash or Cash Equivalents are included in the Borrowing Base Cash Collateral Account, if the Lender is unable to independently determine such amounts and Lender so requests Parent shall deliver to the Lender information identifying the amounts of cash and Cash Equivalents held as of the end of the immediately preceding Business Day in the Borrowing Base Cash Collateral Account.

(n) Such additional information as the Lender may from time to time reasonably request regarding the financial and business affairs of Parent or any Subsidiary.

Information required to be delivered pursuant to subdivisions (a), (b), as to quarterly information only, (g) and (i) of this Section 5.2 shall be deemed to have been delivered on the date on which Parent provides notice to the Lender that such information has been posted on Parent’s Internet website at www.remedystaff.com or at another website identified in such notice and accessible to Lender without charge; provided, that, Parent shall deliver paper copies of such information to Lender upon request.

5.3 Notices to the Lender. Parent or the Borrowers shall notify the Lender in writing of the following matters at the following times:

(a) Immediately after becoming aware of any Default, Event of Default, Collateral Reporting Trigger Period, Financial Covenant Trigger Period or Cash Dominion Trigger Period;

(b) Immediately after becoming aware of the assertion by the holder of any Debt of Parent or any Subsidiaries in a face amount in excess of $250,000 that a default exists with respect thereto or that Parent or such Subsidiary is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance;

(c) Immediately after becoming aware of any event or circumstance which could reasonably be expected to have a Material Adverse Effect;

(d) Immediately after becoming aware of any pending or threatened action, suit, or proceeding, by any Person, or any pending or threatened investigation by a Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;

(e) Immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting Parent or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(f) Immediately after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(g) Immediately after receipt of any written notice of any violation by Parent or any of its Subsidiaries of any Environmental Law which could reasonably be expected to have a Material Adverse Effect or that any Governmental Authority has asserted in writing that Parent or any of its Subsidiaries is not in compliance with any Environmental Law or is investigating Parent’s or such Subsidiary’s compliance therewith, which non-compliance could reasonably be expected to have a Material Adverse Effect;

(h) Immediately after receipt of any written notice that Parent or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that Parent or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, could reasonably be expected to have a Material Adverse Effect;

(i) Immediately after receipt of any written notice of the imposition of any Environmental Lien against any property of Parent or any of its Subsidiaries;

(j) Any change in any Borrower’s name as it appears in the state of its incorporation or other organization, state of incorporation or organization, type of entity, organizational identification number, or form of organization, trade names under which any Borrower will create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto;

(k) Within 10 Business Days after Parent or any ERISA Affiliate knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

(l) Upon request, or, in the event that such filing reflects a change involving $500,000 with respect to the matters covered thereby, within five (5) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by Parent or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan by either Parent or any ERISA Affiliate;

(m) Upon request, copies of each actuarial report for any Plan or Multi-employer Plan and annual report for any Multi-employer Plan; and within five (5) Business Days after receipt thereof by Parent or any ERISA Affiliate, copies of the following: (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability;

(n) Within 5 Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase Parent’s annual costs with respect thereto by an amount in excess of $500,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which Parent or any ERISA Affiliate was not previously contributing, it being understood that this clause (i) shall not apply to any 401(k) or similar Plan to which employee contributions are solely made; or (ii) any failure by Parent or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or

(o) Within 5 Business Days after Parent or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur: (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan.

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that Parent, its Subsidiaries, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

ARTICLE 6

GENERAL WARRANTIES AND REPRESENTATIONS

Parent and each Borrower warrants and represents to the Lender that except as hereafter disclosed to and accepted by the Lender in writing:

6.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each Borrower has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Lender Liens upon and security interests in the Collateral. Each Borrower has taken all necessary corporate action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by each Borrower, and constitute the legal, valid and binding obligations of such Borrower, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Each Borrower’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of Parent or any of its Subsidiaries, by reason of the terms of (a) any material contract, mortgage, lease, agreement, indenture, or instrument to which Parent or any of its Subsidiaries is a party or which is binding upon it, (b) any Requirement of Law applicable to Parent or any of its Subsidiaries, or (c) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement of Parent or any of its Subsidiaries.

6.2 Validity and Priority of Security Interest. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral, except for those Liens identified in clauses (c), (d), (e), (g), (h) and (i) of the definition of Permitted Liens securing all the Obligations, and enforceable against the Borrowers and all third parties.

6.3 Organization and Qualification. Each Borrower (a) is duly organized or incorporated and validly existing in good standing under the laws of the state of its organization or incorporation, (b) is qualified to do business and is in good standing in the jurisdictions which qualification is necessary in order for it to own or lease its property and conduct its business, except where the failure to maintain such qualification of good standing could not reasonably be expected to have a Material Adverse Effect and, as of the Closing Date, is qualified to do business in the jurisdictions set forth on Schedule 6.3, and (c) has all requisite corporate power and authority to conduct its business and to own its property in all material respects.

6.4 Corporate Name; Prior Transactions. No Borrower has, during the past 5 years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business other than a Borrower’s acquisition of licensees and franchisees in the ordinary course of business.

6.5 Subsidiaries and Affiliates. As of the Closing Date, Schedule 6.5 is a correct and complete list of the name and relationship to Parent of each and all of Parent’s Subsidiaries and other Affiliates. Each Subsidiary is (a) duly incorporated or organized and validly existing in good standing under the laws of its state of incorporation or organization set forth on Schedule 6.5, and (b) qualified to do business and in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on any such Subsidiary’s business, operations, property, or condition (financial or otherwise) and (c) has all requisite corporate power and authority to conduct its business and own its property in all material respects.

6.6 Financial Statements and Projections.

(a) Parent has delivered to the Lender the audited balance sheet and related statements of income, retained earnings, cash flows, and changes in stockholders equity for Parent and its consolidated Subsidiaries as of September 28, 2003, and for the Fiscal Year then ended, accompanied by the report thereon of the Parent’s independent certified public accountants, PriceWaterhouseCoopers LLP. Parent has also delivered to the Lender the unaudited balance sheet and related statements of income and cash flows for Parent and its consolidated Subsidiaries as of June 27, 2004. Such financial statements are attached hereto as Exhibit C. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly in all material respects the financial position of Parent and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods then ended, subject in the case of interim financial statements, to normal year-end adjustments.

(b) The Latest Projections when submitted to the Lender as required herein represent Parent’s good faith estimate of the future financial performance of the Parent and its consolidated Subsidiaries for the periods set forth therein. The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Parent believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lender, it being recognized by the Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

6.7 Capitalization. Schedule 6.7 sets forth, as of the Closing Date all of the authorized and issued Capital Stock of the Borrowers. All outstanding Capital Stock has been validly issued and is fully paid and non-assessable (except for Parent, which is as of October 3, 2004).

6.8 Solvency. Parent and its Subsidiaries, taken as a whole, is Solvent prior to and after giving effect to each Borrowing (including the issuance of any Letter of Credit) to be made on the Closing Date and thereafter.

6.9 Debt. After giving effect to the Borrowings to be made on the Closing Date, as of the Closing Date, Parent and its Subsidiaries have no Debt, except (a) the Obligations, (b) Debt issued between the Parent and its Subsidiaries or between Subsidiaries and (c) Debt described on Schedule 6.9.

6.10 Distributions. Since September 28, 2003, no Distribution has been declared, paid, or made upon or in respect of any Capital Stock of Parent, other than as would be permitted by Section 7.10.

6.11 Real Estate; Leases. Schedule 6.11 sets forth, as of the Closing Date, a correct and complete list of all Real Estate owned by Parent and all Real Estate owned by each of its Subsidiaries, the location (by address) of all leases and subleases of real or personal property held by the Parent or any of its Subsidiaries as lessee or sublessee (other than leases of personal property as to which Parent or any of its Subsidiaries is lessee or sublessee for which the value of such personal property in the aggregate is less than $500,000) and all leases and subleases of real or personal property held by the Parent or any of its Subsidiaries as lessor or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except to the extent that could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except to the extent that could not be reasonably expected to have a Material Adverse Effect, Parent and its Subsidiaries have good and marketable title in fee simple to the Real Estate identified on Schedule 6.11 as owned by such Person, or valid leasehold interests in all Real Estate designated therein as “leased” by such Person and Parent and its Subsidiaries have good, indefeasible, and merchantable title to all of its other property reflected on the June 27, 2004 Financial Statements delivered to the Lender, except as disposed of in the ordinary course of business since the date thereof, free of all Liens except Permitted Liens.

6.12 Proprietary Rights. Schedule 6.12 sets forth a correct and complete list of all of the Borrowers’ Proprietary Rights that consist of federally registered patents, trademarks or copyrights. None of the Proprietary Rights is subject to any material licensing agreement or similar arrangement except as set forth on Schedule 6.12. The Parent and the Borrowers have collectively obtained, applied for, licensed or otherwise obtained the right to use all Proprietary Rights, trade names, copyrights, and other rights, free from Liens (except Permitted Liens), which are necessary for the operation of their business as presently conducted and as proposed to be conducted, except to the extent that the failure to so obtain, apply for, license or obtain the right to use could not reasonably be expected to have a Material Adverse Effect. Nothing has come to the current actual knowledge of the Borrowers to the effect that (i) any process, method, part of other material presently contemplated to be employed by the Parent or any Borrower infringes any valid and enforceable patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person, or (ii) there is pending or overtly threatened any claim or litigation against or affecting the Parent or any Borrower contesting its right to sell or use any such process, method, party or other material, that, in any such case, could reasonably be expected to have a Material Adverse Effect.

6.13 Litigation. Except as set forth in Parent’s Exchange Act filings made with the Securities and Exchange Commission, there is no pending, or to the knowledge of Parent and the Borrowers, threatened, action, suit, proceeding, or counterclaim by any Person, or to the knowledge of Parent and the Borrowers, investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

6.14 Labor Disputes. As of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of Parent or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the knowledge of Parent and the Borrowers, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of Parent or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the knowledge of Parent and the Borrowers) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting Parent or its Subsidiaries or their employees.

6.15 Environmental Laws. Parent and Borrowers conduct in the ordinary course of business a review of the effect on its business, operations and properties of Environmental Laws and all claims, however asserted, alleging potential liability or responsibility for violation of any Environmental Law or release or injury to the environment. As a result thereof, Parent and Borrowers have reasonably concluded that no event or condition has occurred or is occurring with respect to Parent or any of its Subsidiaries relating to any Environmental Law which could reasonably be expected to result in a Material Adverse Effect..

6.16 No Violation of Law. Neither Parent nor any of its Subsidiaries are in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

6.17 No Default. Neither Parent nor any of its Subsidiaries are in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which Parent or such Subsidiary is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

6.18 ERISA Compliance. Except as specifically disclosed in Schedule 6.18:

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law, except to the extent that could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of Parent and the Borrowers, nothing has occurred which would cause the loss of such qualification, except to the extent that could not reasonably be expected to have a Material Adverse Effect. Parent, each of its Subsidiaries and each their ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Parent and the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Parent, nor any of its Subsidiaries, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Parent, nor any of its Subsidiaries, nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither Parent, nor any of its Subsidiaries, nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; that, in any such case, could reasonably be expected to have a Material Adverse Effect.

6.19 Taxes. Parent and its Subsidiaries have filed all federal and other tax returns and reports required to be filed, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Permitted Lien.

6.20 Regulated Entities. Neither Parent, nor any Person controlling Parent, nor any Subsidiary of Parent, is an “Investment Company” within the meaning of the Investment Company Act of 1940. Neither Parent nor any Subsidiary of Parent is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

6.21 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for working capital and general corporate purposes. Neither Parent nor any Subsidiary is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.22 No Material Adverse Change. No Material Adverse Effect has occurred since the latest date of the Financial Statements delivered to the Lender prior to the Closing Date.

6.23 Full Disclosure. None of the representations or warranties made by Parent or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of Parent or any Subsidiary in connection with the Loan Documents (including any offering and disclosure materials delivered by or on behalf of Parent to the Lender prior to the Closing Date), taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.24 Material Agreements. Schedule 6.24 hereto sets forth as of the Closing Date all material agreements and contracts to which Parent or any of its Subsidiaries is a party or is bound as of the date hereof.

6.25 Bank Accounts. Schedule 6.25 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by the Borrowers with any bank or other financial institution.

6.26 Governmental or Other Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by Parent or any of its Subsidiaries of this Agreement or any other Loan Document (except for lien filings required in connection with the perfection of Liens securing the Obligations), which the failure to obtain could reasonably be expected to have a Material Adverse Effect.

ARTICLE 7

AFFIRMATIVE AND NEGATIVE COVENANTS

Parent and each Borrower covenants to the Lender that so long as any of the Obligations remain outstanding or this Agreement is in effect:

7.1 Taxes and Other Obligations. Parent shall, and shall cause each of its Subsidiaries to, (a) file when due all tax returns and other reports which it is required to file; and (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Lender, upon request, satisfactory evidence of its timely compliance with the foregoing; provided, however, neither Parent nor any of its Subsidiaries need pay any tax, fee, assessment, or governmental charge (i) it is contesting in good faith by appropriate proceedings diligently pursued, (ii) as to which Parent or its Subsidiaries, as the case may be, has established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien (other than a Permitted Lien).

7.2 Legal Existence and Good Standing. Parent shall, and shall cause each of its Subsidiaries to, maintain its legal existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect.

7.3 Compliance with Law and Agreements; Maintenance of Licenses. Parent shall comply, and shall cause each of its Subsidiaries to comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and all Environmental Laws), noncompliance with which could reasonably be expected to result in a Material Adverse Effect. Parent shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date in which the failure to obtain the aforementioned would not result in a Material Adverse Effect. Parent shall, and shall cause each of its Subsidiaries to, not modify, amend or alter its certificate or articles of incorporation, or its limited liability company operating agreement or limited partnership agreement, as applicable, other than in a manner which does not adversely affect the rights of the Lender.

7.4 Maintenance of Property; Inspection of Property.

(a) Parent shall, and shall cause each of its Subsidiaries to, maintain all of its properties necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted in all material respects.

(b) Parent and Borrowers shall permit representatives and independent contractors of the Lender (at the expense of the Borrowers) to visit and inspect any of their properties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss their affairs, finances and accounts with their directors, officers and independent public accountants (provided that Parent and Borrowers may, if it so chooses, be present at or participate in any such discussion), at such reasonable times during normal business hours upon reasonable advance notice; provided, however, when an Event of Default has occurred and is continuing, the Lender may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice; provided further, that so long as no Event of Default has occurred and is continuing, after the Closing Date, Parent and Borrowers shall not be required to reimburse Lender for more than four audits or similar inspections of Parent and Borrowers during any twelve month period.

7.5 Insurance.

(a) Parent shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, having a rating of at least A or better by Best Rating Guide, general liability (umbrella) insurance; insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types and in such amounts as is customary for Persons engaged in the same or similar business.

(b) The Borrowers shall cause the Lender to be named on its insurance policies as secured party or mortgagee and sole loss payee or additional insured, in a manner reasonably acceptable to the Lender. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than 30 days’ prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Lender shall not be impaired or invalidated by any act or neglect of Parent or any of its Subsidiaries or the owner of any Real Estate for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrowers when due, and certificates of insurance and, if requested by the Lender, photocopies of the policies, shall be delivered to the Lender. If the Borrowers fail to procure such insurance or to pay the premiums therefor when due, the Lender may do so from the proceeds of Revolving Loans.

7.6 Insurance and Condemnation Proceeds. The Borrowers shall promptly notify the Lender of any loss, damage, or destruction to the Collateral, whether or not covered by insurance in excess of $500,000. The Lender is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral directly and to apply or remit them as follows:

(i) With respect to insurance and condemnation proceeds relating to Collateral other than Fixed Assets in excess of $1,000,000, after deducting from such proceeds the reasonable expenses, if any, incurred by the Lender in the collection or handling thereof, the Lender shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.

(ii) With respect to insurance and condemnation proceeds relating to Collateral consisting of Fixed Assets in excess of $500,000, the Lender shall permit or require the Borrowers to use such proceeds, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction so long as (1) no Default or Event of Default has occurred and is continuing, (2) the aggregate proceeds do not exceed $1,000,000 and (3) the Borrowers first (i) provide the Lender with plans and specifications for any such repair or restoration which shall be reasonably satisfactory to the Lender and (ii) demonstrate to the reasonable satisfaction of the Lender that the funds available to it will be sufficient to complete such project in the manner provided therein. In all other circumstances, the Lender shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.

7.7 Environmental Laws. Parent shall, and shall cause each of its Subsidiaries to, conduct its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant, except to the extent that could not reasonably be expected to have a Material Adverse Effect. Parent shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any non-compliance with Environmental Laws which could reasonably be expected to result in a Material Adverse Effect and shall regularly report to the Lender on such response.

7.8 Compliance with ERISA. Parent shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

7.9 Mergers, Consolidations or Sales. Neither Parent nor any of its Subsidiaries shall enter into any transaction of merger, reorganization, or consolidation (other than in connection with any acquisition of assets or property) at a cost to Parent or any of its Subsidiaries in excess of $1,000,000 in the aggregate, or transfer, sell, assign, lease, or otherwise dispose of all or any part of their property in excess of $2,000,000 in the aggregate, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except:

(a) Permitted Acquisitions;

(b) any Subsidiary of Parent may be merged with or into Parent or any Subsidiary of Parent, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Parent or any Subsidiary of Parent; provided, that, in the case of such a merger, Parent or such Subsidiary shall be the continuing or surviving Person;

(c) Parent and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(d) Parent and its Subsidiaries may, if no Event of Default shall have occurred and be continuing after giving effect thereto, sell or otherwise dispose of assets in transactions in which the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and

(e) in order to resolve disputes that occur in the ordinary course of business, Parent and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable.

7.10 Distributions; Restricted Investments. Neither Parent nor any of its Subsidiaries shall (i) directly or indirectly declare or make, or incur any liability to make, any Distribution, except (A) Distributions to the Borrowers by their Subsidiaries or Distributions made in connection with a Permitted Acquisition, and (B) Distributions by Parent in amounts necessary to permit Parent to repurchase Capital Stock of Parent from directors, officers or employees of Parent or any of its Subsidiaries upon the termination of their employment, so long as (x) no Default or Event of Default exists at the time of or would be caused by the making of such Distributions, and (y) the aggregate cash amount of such Distributions, measured at the time when made, does not exceed $200,000 in any Fiscal Year of Parent, or (ii) make any Restricted Investment except for Permitted Acquisitions and other transactions permitted by Section 7.9 hereof.

7.11 Guaranties. Neither Parent nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except Guaranties of the Obligations in favor of the Lender and Guaranties of Debt permitted under Section 7.12.

7.12 Debt. Neither Parent nor any of its Subsidiaries shall incur or maintain any Debt, other than:

(a) the Obligations;

(b) Debt described on Schedule 6.9;

(c) Capital Leases of Equipment and purchase money secured Debt incurred to purchase Equipment; provided, that, (i) Liens securing the same attach only to the Equipment acquired by the incurrence of such Debt, and (ii) the aggregate amount of such Debt (including Capital Leases) at any one time outstanding does not exceed $2,000,000 at any time;

(d) Debt evidencing a refunding, renewal or extension of the Debt described on Schedule 6.9 or clause (b) or (c) hereof; provided, that, (i) the principal amount thereof is not increased, (ii) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended, and (iii) the terms of such refunding, renewal or extension are no less favorable in any material respect to the Borrowers or the Lender than the original Debt (provided that the interest rate and other pricing terms of such Debt shall be permitted under this clause (d) if Borrowers have reasonably determined that such interest rate and other pricing terms are generally equal to or less than current market rates);

(e) unsecured Debt or Debt subordinated to the Obligations, each incurred after the Closing Date, in an aggregate principal amount not to exceed $25,000,000 at any time; provided, that any such unsecured Debt shall be on terms reasonably acceptable to Lender and any such Subordinated Debt is subordinated to the Obligations hereunder pursuant to a subordination agreement in form and substance reasonably acceptable to the Lender;

(f) Guarantees of any Borrower in respect of Debt otherwise permitted hereunder of the Borrower;

(g) obligations (contingent or otherwise) of the Borrowers existing or arising under any Hedge Agreements; provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Hedge Agreements do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

(h) Debt to Parent or any Borrower and any Subsidiary of Parent may become and remain liable with respect to Debt to Parent or any other Borrower;

(i) customary indemnification and purchase price adjustment obligations incurred in connection with sales of assets;

(j) guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Parent and its Subsidiaries in an aggregate amount not to exceed at any time $250,000; and

(k) Debt in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

7.13 Prepayment. Neither Parent nor any of its Subsidiaries shall voluntarily prepay any Debt incurred under Section 7.12(e).

7.14 Transactions with Affiliates. Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Parent or with any Affiliate of Parent or of any such holder, on terms that are less favorable to Parent or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Parent and any of the Borrowers or between any of the Borrowers or (ii) reasonable and customary fees paid to members of the board of directors of Parent and its Subsidiaries.

7.15 Investment Banking and Finder’s Fees. Neither Parent nor any of its Subsidiaries shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement. Parent and Borrowers shall defend and indemnify the Lender against and hold it harmless from all claims of any Person that any Borrower is obligated to pay for any such fees, and all costs and expenses (including attorneys’ fees) incurred by the Lender in connection therewith.

7.16 Business Conducted. Parent shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by Parent and its Subsidiaries on the Closing Date and similar or related businesses.

7.17 Liens. Neither Parent nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens, including any Liens, described in Schedule 6.9 securing Debt described in Schedule 6.9 and Liens securing Capital Leases and purchase money Debt permitted in Section 7.12.

7.18 Sale and Leaseback Transactions. Neither Parent nor any of its Subsidiaries shall, directly or indirectly, enter into any arrangement with any Person providing for Parent or such Subsidiary to lease or rent property that Parent or such Subsidiary has sold or will sell or otherwise transfer to such Person.

7.19 Subsidiaries. At the time that any Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, or any Subsidiary existing on the Closing Date acquires assets which Lender deems material, then the Borrower owing such Subsidiary shall (a) cause such Subsidiary to provide to the Lender a joinder to this Agreement or a guaranty and guarantor security agreement, together with such other security documents, as well as appropriate UCC-1 financing statements, all in form and substance satisfactory to the Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary), (b) provide to the Lender a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all of the direct or beneficial ownership interest in such Subsidiary, in form and substance reasonably satisfactory to the Lender, and (c) provide to the Lender all other documentation, including one or more opinions of counsel reasonably satisfactory to the Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 7.20 shall be a Loan Document. Before the Accounts of such Subsidiary may be added to the Borrowing Base formula hereunder the Lender must review the Accounts and consent to their inclusion in the calculations of the Borrowing Base; provided; however, that in exercising such consent, Lender shall use the same standard and criteria as applied to the Borrowers by the Lender with respect to determining eligibility of Accounts under this Agreement.

7.20 Fiscal Year. Parent shall not change its Fiscal Year, and shall not permit any of its Subsidiaries to have a fiscal year different from Parent’s.

7.21 Capital Expenditures. Neither Parent nor any of its Subsidiaries shall make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Parent and its Subsidiaries on a consolidated basis would exceed $4,000,000 during any Fiscal Year.

7.22 Intentionally Deleted.

7.23 EBITDA. Effective immediately upon the commencement of each Financial Covenant Trigger Period (with compliance to be determined based upon the most recently ended fiscal quarter) and for so long as such Financial Covenant Trigger Period continues, on a consolidated basis, Parent shall have EBITDA for each period of four consecutive fiscal quarters ended on the last day of each fiscal quarter during any such Financial Covenant Trigger Period as set forth below (or with respect to the fiscal quarters ending on or before the end of the second fiscal quarter of Fiscal Year 2005, the period commencing on June 28, 2004, and ending on the last day of such fiscal quarter) of not less than the amount set forth below opposite each such fiscal quarter:

Period Ending	EBITDA
End of Fourth Fiscal Quarter, Fiscal Year 2004	$900,000
End of First Fiscal Quarter, Fiscal Year 2005	$1,200,000
End of Second Fiscal Quarter, Fiscal Year 2005	<$750,000>
End of Third Fiscal Quarter, Fiscal Year 2005	$1,200,000
End of Fourth Fiscal Quarter, Fiscal Year 2005	$3,900,000
End of First Fiscal Quarter, Fiscal Year 2006 and on each fiscal quarter end thereafter	$4,000,000

7.24 Intentionally Deleted.

7.25 Interest Coverage Ratio. Beginning with the end of the fourth fiscal quarter, Fiscal Year 2005, and continuing on the last day of each fiscal quarter thereafter and provided that a Financial Covenant Trigger Period exists, Parent shall maintain an Interest Coverage Ratio for each period of four consecutive fiscal quarters ended on the last day of each fiscal quarter during the continuance of such Financial Covenant Trigger Period (determined immediately based upon the most recently ended fiscal quarter) of not less than 4.00:1.00.

7.26 Use of Proceeds. Parent shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of Parent, its Subsidiaries, or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act; provided that this Section 7.26 shall not prohibit any Permitted Acquisition that complies with all applicable laws relating to Margin Stock.

7.27 Further Assurances. Parent shall, and shall cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Lender such documents and agreements, and shall take or cause to be taken such actions, as the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

ARTICLE 8

CONDITIONS OF LENDING

8.1 Conditions Precedent to Making of Loans on the Closing Date. The obligation of the Lender to make the initial Revolving Loans on the Closing Date, and the obligation of the Lender to cause the Letter of Credit Issuer to issue any Letter of Credit on the Closing Date, are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Lender:

(a) This Agreement and the other Loan Documents shall have been executed by each party thereto and Parent and the Borrowers shall have performed and complied with all covenants, agreements and conditions contained herein and the other Loan Documents which are required to be performed or complied with by Parent and the Borrowers before or on such Closing Date.

(b) Upon making the Revolving Loans (including such Revolving Loans made to finance the Closing Fee or otherwise as reimbursement for fees, costs and expenses then payable under this Agreement), and including all Letters of Credit (whether newly issued or outstanding on the Closing Date), and with all its obligations current, the Borrowers shall have Availability of at least $3,000,000.

(c) All representations and warranties made hereunder and in the other Loan Documents shall be true and correct as if made on such date.

(d) No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be made and the Letters of Credit to be issued on the Closing Date.

(e) The Lender shall have received such opinions of counsel for the Parent and its Subsidiaries as the Lender shall request, each such opinion to be in a form, scope, and substance satisfactory to the Lender and its counsel.

(f) The Lender shall have received acknowledgment copies of proper financing statements, duly filed on or before the Closing Date under the UCC of all jurisdictions that the Lender may deem necessary or desirable in order to perfect the Lender’s Liens.

(g) The Lender shall have received payment of the Closing Fee and all other invoiced fees and expenses of Lender and invoiced Attorney Costs as due and payable.

(h) The Lender shall have received payment in full of any and all fees, charges and expenses due and payable under the Existing Credit Agreement.

(i) The Lender shall have received evidence, in form, scope, and substance, reasonably satisfactory to the Lender, of all insurance coverage as required by this Agreement.

(j) The Lender shall have had an opportunity, if they so choose, to examine the books of account and other records and files of the Borrowers and to make copies thereof, and to conduct a pre-closing audit which shall include, without limitation, verification of Accounts, and the Borrowing Base, and the results of such examination and audit shall have been satisfactory to the Lender in all respects.

(k) All proceedings taken in connection with the execution of this Agreement, all other Loan Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Lender.

(l) Without limiting the generality of the items described above, the Borrowers and each Person guarantying or securing payment of the Obligations shall have delivered or caused to be delivered to the Lender (in form and substance reasonably satisfactory to the Lender), the financial statements, instruments, resolutions, documents, agreements, certificates, opinions and other items set forth on the “Closing Checklist” delivered by the Lender to the Borrowers prior to the Closing Date.

The acceptance by the Borrowers of any Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by the Borrowers to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Lender of a certificate signed by a Responsible Officer of Parent, dated the Closing Date, to such effect.

8.2 Conditions Precedent to Each Loan. The obligation of the Lender to make each Loan, including the initial Revolving Loans on the Closing Date, and the obligation of the Lender to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a) The following statements shall be true, and the acceptance by any Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i), (ii) and (iii) with the same effect as the delivery to the Lender of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:

(i) The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Lender has been notified in writing by the Borrowers that any representation or warranty is not correct and the Lender has explicitly waived in writing compliance with such representation or warranty;

(ii) No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

(iii) No event has occurred and is continuing, or would result from such extension of credit, which has had or would have a Material Adverse Effect.

(b) No such Borrowing shall exceed Availability.

ARTICLE 9

DEFAULT; REMEDIES

9.1 Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a) any failure by the Borrowers to pay the principal of or interest or premium on any of the Obligations or any fee or other amount owing hereunder when due, whether upon demand or otherwise and in the case of any payment in respect of interest or any fee or other amount (other than principal), such failure shall continue for a period of three (3) Business Days;

(b) any representation or warranty made or deemed made by Parent or any Borrower in this Agreement or by Parent or any of its Subsidiaries in any of the other Loan Documents or any certificate furnished by Parent or any of its Subsidiaries at any time to the Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

(c) (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2(k), 7.2, 7.5, 7.9-7.25, or Section 11 of the Security Agreement, (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2 (other than 5.2(k)) or 5.3 and such default shall continue for 5 Business Days; or (ii) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document, or any other agreement entered into at any time to which Parent or any Subsidiary and the Lender are party (including in respect of Bank Products) and such default shall continue for 15 days or more;

(d) any default shall occur with respect to any Debt (other than the Obligations) of Parent or any of the Borrowers in an outstanding principal amount which exceeds $500,000 or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by Parent or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(e) Parent or any of its Subsidiaries shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

(f) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of Parent or any of its Subsidiaries or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition or proceeding shall not be dismissed within 60 days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

(g) a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for Parent or any of its Subsidiaries or for all or any part of its property shall be appointed or a warrant of attachment, execution or similar process shall be issued against any part of the property of Parent or any of its Subsidiaries;

(h) Parent or any of its Subsidiaries shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

(i) all or any material part of the property of Parent or any of their Subsidiaries shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of Parent or such Subsidiary shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(j) any Loan Document shall be terminated, revoked or declared void or invalid or unenforceable or challenged by any Borrower;

(k) one or more judgments, orders, decrees or arbitration awards is entered against Parent or any of its Subsidiaries involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $500,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof;

(l) any loss, theft, damage or destruction of any item or items of Collateral or other property of Parent or any Subsidiary occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(m) there is filed against Parent or any of its Subsidiaries any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed within one hundred twenty (120) days, and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

(n) for any reason other than the failure of the Lender to take any action available to it to maintain perfection of the Lender’s Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void;

(o) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of Parent or any of its Subsidiaries under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of $500,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000 or (iii) Parent or any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $500,000; or

(p) there occurs a Change of Control.

9.2 Remedies.

(a) If a Default or an Event of Default exists, the Lender may, in its discretion, do one or more of the following at any time or times and in any order, without notice to or demand on Parent or any Borrower: (i) reduce the Maximum Revolver Amount, or the advance rates against Eligible Accounts used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit or Credit Support. If an Event of Default exists, the Lender may, in its discretion, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on Parent or any Borrower: (A) terminate the Commitments and this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e), 9.1(f), 9.1(g), or 9.1(h), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require the Borrowers to cash collateralize all outstanding Letter of Credit Obligations; and (D) pursue its other rights and remedies under the Loan Documents and applicable law.

(b) If an Event of Default has occurred and is continuing: (i) the Lender shall have in addition to all other rights of the Lender, the rights and remedies of a secured party under the Loan Documents and the UCC; (ii) the Lender may, at any time take possession of the Collateral and keep it on Parent’s or any Borrower’s premises, at no cost to the Lender, or remove any part of it to such other place or places as the Lender may desire, or the Borrowers shall, upon the Lender’s demand, at the Borrowers’ cost, assemble the Collateral and make it available to the Lender at a place reasonably convenient to the Lender; and (iii) the Lender may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Lender deems advisable, in its sole discretion, and may, if the Lender deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, Parent and each Borrower agrees that any notice by the Lender of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrowers if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least 5 Business Days prior to such action to the Borrowers’ address specified in or pursuant to Section 12.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Lender receives payment, and if the buyer defaults in payment, the Lender may resell the Collateral without further notice to the Borrowers. In the event the Lender seeks to take possession of all or any portion of the Collateral by judicial process, the Borrowers irrevocably waive: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Lender retain possession and not dispose of any Collateral until after trial or final judgment. Each Borrower agrees that the Lender has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Lender is hereby granted a license or other right to use, without charge, Parent’s and each Borrower’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and Parent’s and each Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations. The Lender will return any excess to the Borrowers and the Borrowers shall remain liable for any deficiency.

(c) If an Event of Default occurs to the extent permitted by applicable law, each Borrower hereby waives all rights to notice and hearing prior to the exercise by the Lender of the Lender’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

ARTICLE 10

TERM AND TERMINATION

10.1 Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. The Lender may terminate this Agreement with written notice to Parent upon the occurrence and during the existence of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest and any early termination or prepayment fees or penalties) shall become immediately due and payable and the Borrowers shall immediately arrange for the cancellation and return of Letters of Credit then outstanding. Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, the Borrowers shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Lender shall retain all its rights and remedies hereunder (including the Lender’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE 11

AMENDMENTS; WAIVERS; PARTICIPATIONS

11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Borrowers and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.2 Participations.

(a) The Lender may at any time, with written notice to the Borrowers, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrowers (a “Participant”) participating interests in any Loans, the Commitment of the Lender and the other interests of the Lender hereunder and under the other Loan Documents; provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the Lender shall not transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except with respect to (1) an increase or extension of the Commitment of Lender or (2) postponement or delay of any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lender hereunder or under any other Loan Document and (v) all amounts payable by the Borrowers hereunder shall be determined as if the Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(b) Notwithstanding any other provision in this Agreement, the Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE 12

MISCELLANEOUS

12.1 No Waivers; Cumulative Remedies. No failure by the Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between the Borrowers and the Lender, or delay by the Lender in exercising the same, will operate as a waiver thereof. No waiver by the Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Lender on any occasion shall affect or diminish the Lender’s rights thereafter to require strict performance by the Borrowers of any provision of this Agreement. The Lender may proceed directly to collect the Obligations without any prior recourse to the Collateral. The Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Lender may have.

12.2 Severability. The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

12.3 Governing Law; Choice of Forum; Service of Process.

(a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF CALIFORNIA; PROVIDED, THAT, THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES OF AMERICA LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING: (1) THE LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWERS OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c) THE BORROWERS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWERS AT THEIR ADDRESS SET FORTH IN SECTION 12.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

(d) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, ANY CONTROVERSY OR CLAIM BETWEEN THE PARTIES, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL AT THE REQUEST OF EITHER PARTY HERETO BE DETERMINED BY BINDING ARBITRATION. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of either party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Notwithstanding the provisions of (d) above, no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or is related to an obligation to the Lender which is secured by real estate property collateral (exclusive of real estate space lease assignments). If all the parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in Section 12.3(f).

(f) At the request of either party a controversy or claim which is not submitted to arbitration as provided and limited in Section 12.3(d) and (e) shall be determined by judicial reference. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced.

(g) No provision of Sections (d) through (g) shall limit the right of the Lender to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Lender’s option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

12.4 WAIVER OF JURY TRIAL. SUBJECT TO THE PROVISIONS OF SECTION 12.3(d), THE BORROWERS AND THE LENDER EACH IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY LENDER-RELATED PERSON OR PARTICIPANT, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWERS AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

12.5 Survival of Representations and Warranties. All of the Borrowers’ representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Lender or its agents.

12.6 Other Security and Guaranties. The Lender, may, without notice or demand and without affecting the Borrowers’ obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

12.7 Fees and Expenses. The Borrowers agree to pay to the Lender, for its benefit, on demand, all reasonable costs and expenses that Lender pays or incurs in connection with the administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens (including costs and expenses paid or incurred by the Lender in connection with the consummation of Agreement); (e) sums paid or incurred to pay any amount or take any action required of the Borrowers under the Loan Documents that the Borrowers fail to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Borrowers’ operations by the Lender plus the Lender’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $850 per day (or portion thereof) for each Person retained or employed by the Lender with respect to each field examination or audit); and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral. In addition, the Borrowers agree to pay reasonable costs and expenses incurred by the Lender (including Attorneys’ Costs) to the Lender, on demand, paid or incurred to obtain payment of the Obligations, enforce the Lender’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers but shall be subject to any written agreement between Parent and Lender with respect hereto. All of the foregoing costs and expenses shall be charged to the Borrowers’ Loan Account as Revolving Loans as described in Section 3.7.

12.8 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Lender or to the Bank:

Bank of America, N.A.

55 South Lake Avenue

Pasadena, California 91101

Attention: Business Capital-Account Executive

Telecopy No.: 626.397.1273

with copies to:

Buchalter, Nemer, Fields & Younger

601 South Figueroa Street, Suite 2400

Los Angeles, California 90017

Attention: Robert Davidson, Esq.

Telecopy No.: 213.896.0400

If to the Borrowers:

RemedyTemp, Inc.

101 Enterprise

Aliso Viejo, California 92656

Attention: Monty Houdeshell, Chief Financial Officer

Telecopy No.: 949.425.7800

with copies to:

O’Melveny & Myers LLP

400 S. Hope Street

Los Angeles, California 90071

Attention: Tom Baxter, Esq.

Telecopy No.: 213.430.6407

or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

12.9 Waiver of Notices. Unless otherwise expressly provided herein, the Borrowers waive presentment, and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Borrowers which the Lender may elect to give shall entitle the Borrower to any or further notice or demand in the same, similar or other circumstances.

12.10 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by the Borrowers without prior written consent of the Lender. The rights and benefits of the Lender hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

12.11 Indemnity of the Lender by the Borrowers.

(a) The Borrowers agree to defend, indemnify and hold the Lender-Related Persons, and the Lender and each of its respective officers, directors, employees, counsel, representatives, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination or replacement of the Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party hereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that, the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

(b) The Borrowers agree to indemnify, defend and hold harmless the Lender from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance relating to the Borrowers’ operations, business or property. This indemnity will apply whether the hazardous substance is on, under or about the Borrowers’ property or operations or property leased to the Borrowers. The indemnity includes but is not limited to Attorneys Costs. The indemnity extends to the Lender, its parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas. This indemnity will survive repayment of all other Obligations.

12.12 Limitation of Liability. NO CLAIM MAY BE MADE BY THE BORROWERS OR OTHER PERSON AGAINST THE LENDER, OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND THE BORROWERS HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

12.13 Final Agreement. This Agreement and the other Loan Documents are intended by the Borrowers and the Lender to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes the Existing Credit Agreement and any and all prior oral or written agreements relating to the subject matter hereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrowers and a duly authorized officer of the Lender.

12.14 Counterparts. This Agreement may be executed in any number of counterparts, and by the Lender and the Borrowers in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

12.15 Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

12.16 Right of Setoff. In addition to any rights and remedies of the Lender provided by law, if an Event of Default exists or the Loans have been accelerated, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender or any Affiliate of the Lender to or for the credit or the account of the Borrowers against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.17 Confidentiality.

(a) The Borrowers hereby consent that the Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the Borrowers and a general description of the Borrowers’ business and may use the Borrowers’ name in advertising and other promotional material; provided, that, all such information shall have been disclosed by Parent in its public filings under the Exchange Act.

(b) The Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrowers and provided to the Lender by or on behalf of the Borrowers, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than the Borrowers; provided, that, such source is not bound by a confidentiality agreement with the Borrowers known to the Lender; provided, however, that the Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of the Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Lender or its respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to Lender’s independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective Participant, actual or potential, provided that such prospective Participant agrees to keep such information confidential to the same extent required of the Lender hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with the Lender, and (9) to its Affiliates, provided that such Affiliate agrees to keep such information confidential to the same extent required of the Lender hereunder.

12.18 Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

12.19 Designation of Parent as Agent of Borrowers. Each Borrower hereby designates and appoints Parent and each officer thereof as the agent and attorney-in-fact of such Borrower for all purposes of this Agreement (in such capacity, the “Administrative Borrower”), including for the purpose of executing and delivering all documents, instruments and certificates contemplated herein and modifications thereof, giving and receiving notices and instructions, and making requests, hereunder and otherwise communicating with the Lender (including receiving the monthly Loan Account statements referred to in Section 3.10). The Lender may assume that such appointment and designation has not been revoked unless and until written notice of revocation is actually received by the Lender. Accordingly, the Lender may give notices and instruction to any Borrower through the Administrative Borrower and may accept and act upon any notices, instructions and requests given by the Administrative Borrower, or any officer thereof, on behalf of any Borrower, and any such notice, request and instructions shall be binding upon such Borrower until the Lender actually receives notice from such Borrower of its revocation of such appointment and designation of the Administrative Borrower as such Borrower’s agent and attorney-in-fact. Notwithstanding such appointment and designation, the Lender may also deal directly with, and give and receive notices, instructions and requests to and from, any Borrower. If conflicting instructions are received from a Borrower and from the Administrative Borrower, or any officer thereof, acting as agent or attorney-in-fact for such Borrower, the notice, instruction or request of such Borrower shall prevail, unless the Lender has, prior to its receipt of such notice, instruction or request from such Borrower, acted on a contrary notice, instruction or request from the Administrative Borrower, or any officer thereof, acting as agent and/or attorney-in-fact for such Borrower. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers, shall be valid and effective if given or taken only by the Administrative Borrower, whether or not any Borrower joins therein.

ARTICLE 13

JOINT AND SEVERAL LIABILITY OF BORROWERS

13.1 Joint and Several Liability of Borrowers.

(a) Each Borrower shall be liable for all amounts due to the Lender under this Agreement and the other Loan Documents, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s obligations with respect to Loans made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to any other Borrower hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of such Borrower.

(b) Each Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, and with respect to all other Obligations of any of the other Borrowers hereunder (including any such Obligation of any other Borrower in respect of interest accruing after the commencement by or against such other Borrower of an Insolvency Proceeding, irrespective of whether a claim for such accrued interest is allowed in such Insolvency Proceeding), shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations of any of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of any of the other Borrowers, (ii) any incapacity or change in the constitution of any party to any of the Loan Documents or any of Lender’s Liens; (iii) the absence of any attempt to collect any of the Obligations from any of the other Borrowers, any guarantor of any of such Obligations of any of the other Borrowers, or any other security therefor, or the absence of any other action to enforce the same, (iv) the waiver, consent, variation, extension, forbearance or granting of any indulgence by the Lender with respect to any provision of any instrument evidencing the Obligations of any of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by any of the other Borrowers and delivered to the Lender, (v) the failure by the Lender to take any steps to perfect and maintain its Lien on, or to preserve its rights to, any security or collateral for any of the Obligations of any of the other Borrowers, (vi) the Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vii) any borrowing or grant of a Lien by any other Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code, (viii) the disallowance of all or any portion of the Lender’s claim(s) for the repayment of the Obligations of any of the other Borrowers under Section 502 of the Bankruptcy Code, or (ix) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any of the other Borrowers, or which might prejudicially affect the rights or remedies of the Lender under the Loan Documents or otherwise conferred by law. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder or any other Obligations of any of the other Borrowers hereunder, such Borrower waives, until all Obligations of all Borrowers shall have been paid in full and this Agreement shall have been terminated, any benefit of, and any right to participate in, any security or collateral given to the Lender to secure payment of any of the Obligations of any of the other Borrowers or any other liability of any of the other Borrowers to the Agent and/or any Lender.

(c) Without limiting the Lender’s rights against any Borrower, upon the occurrence and continuation of any Event of Default, the Lender may proceed directly and at once, without notice, against each Borrower to collect and recover the full amount, or any portion, of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for any of the Obligations. Each Borrower consents and agrees that the Lender shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

13.2 Contribution and Indemnification among the Borrowers. To the extent that any Borrower (the “Paying Borrower”) shall, as a joint and several obligor in respect of Obligations of any other Borrower, repay any Loans made to any other Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (such other Borrower herein called the “Incurring Borrower”, and the payment made by the Paying Borrower for Loans made to or Obligations incurred by the Incurring Borrower herein called an “Accommodation Payment”), then the Paying Borrower shall be entitled to reimbursement of such Accommodation Payment from the Incurring Borrower and, subject to the last sentence of Section 13.1(a), shall further be entitled to contribution and indemnification from, and to be reimbursed by, each of the other Borrowers (the “Other Borrowers”) in an amount, for each such Other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which is such Other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers other than the Incurring Borrower. As of any date of determination, the “Allocable Amount” of any Borrower (other than the Incurring Borrower) in respect of any Accommodation Payment shall be equal to the maximum amount of liability for such Accommodation Payment which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the U.S. Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA, or (iv) in the case of a Borrower that is organized or registered outside of the United States of America, voiding or making unenforceable or illegal such liability or payment as against such Borrower under applicable foreign law. All rights and claims of contribution, indemnification and reimbursement under this section shall be subordinate in right of payment to the prior payment in full of all Obligations of all the Borrowers. The provisions of this Section 13.2 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision. The failure or inability of any Borrower to recover from any other Borrower such other Borrower’s share of any Accommodation Payment made by such Borrower, or the unenforceability as to any Borrower of any of the foregoing provisions of this Section 13.2, shall not limit or otherwise affect any Borrower’s joint and several obligations hereunder. In no event shall any Paying Borrower be entitled to any payment from the other Borrowers in respect of any Accommodation Payment made by such Paying Borrower in excess of the amount of such Accommodation Payment.

13.3 Waiver. Each Borrower hereby waives and agrees not to assert or take advantage of: (i) any defense now existing or hereafter arising based upon any legal disability or other defense of any other Borrower or any guarantor or other Person, or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor or other Person from any cause other than full payment and performance of all obligations due under this Agreement or any of the other Loan Documents; (ii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any guarantor or other Person, or any defect in the formation of any other Borrower or any guarantor or other Person; (iii) the unenforceability or invalidity of any security or guaranty or the lack of perfection or continuing perfection, or failure of priority of any security for the Obligations; (iv) any and all rights and defenses arising out of an election of remedies by the Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an Obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (v) any defense based upon any failure to disclose to such Borrower any information concerning the financial condition of any other Borrower or any guarantor or other Person or any other circumstances bearing on the ability of any other Borrower or any guarantor or other Person to pay and perform all obligations due under this Agreement or any of the other Loan Documents; (vi) any failure by the Lender to give notice to any Borrower or any guarantor or other Person of the sale or other disposition of security, and any defect in notice given by the Lender in connection with any such sale or disposition of security; (vii) any failure of the Lender to comply with applicable laws in connection with the sale or disposition of security, including, without limitation, any failure by the Lender to conduct a commercially reasonable sale or other disposition of such security; (viii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, or that reduces a surety’s or guarantor’s obligations in proportion to the principal’s obligation; (ix) any use of cash collateral under Section 363 of the Bankruptcy Code; (x) any defense based upon an election by the Lender, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code; (xii) any right of subrogation, any right to enforce any remedy which the Lender may have against any other Borrower or any guarantor or other Person and any right to participate in, or benefit from, any security now or hereafter held by the Lender for the Obligations; (xiii) presentment, demand, protest and notice of any kind, including notice of acceptance of this Agreement and of the existence, creation or incurring of new or additional Obligations; (xiv) the benefit of any statute of limitations affecting the liability of any other Borrower or any guarantor or other Person, enforcement of this Agreement or any other Loan Documents, the liability of any Borrower hereunder or the enforcement hereof; (xv) all notices of intention to accelerate and/or notice of acceleration of the Obligations; (xvi) relief from any applicable valuation or appraisement laws; (xvii) any other action by the Lender, whether authorized by this Agreement or otherwise, or any omission by the Lender or other failure of the Lender to pursue, or delay in pursuing, any other remedy in its power; (xviii) any and all claims and/or rights of counterclaim, recoupment, setoff or offset; and (xix) any defense based upon the application of the proceeds of a Loan for purposes other than the purposes represented by the Borrowers or intended or understood by the Lender or any Borrower. Each Borrower agrees that the payment and performance of all Obligations or any part thereof or other act which tolls any statute of limitations applicable to this Agreement or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to such Borrower’s liability hereunder. Without limiting the generality of the foregoing or any other provision hereof, each Borrower further waives any and all rights and defenses that such Borrower may have because the debt of the Borrowers is secured by real property of other Borrowers; this means, among other things, that: (1) the Lender may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (2) if the Lender forecloses on any real property collateral pledged by any other Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Lender may collect from such Borrower even if the Lender, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from any other Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property of any other Borrower. Each Borrower acknowledges and agrees that California Civil Code Section 2856 authorizes and validates waivers of a guarantor’s rights of subrogation and reimbursement and waivers of certain other rights and defenses available to a guarantor under California law. Based on the preceding sentence and without limiting the generality of the foregoing waivers contained in this subparagraph or any other provision hereof, each Borrower expressly waives to the extent permitted by law any and all rights and defenses (except the defense of indefeasible final payment in full), including without limitation any rights of subrogation, reimbursement, indemnification and contribution (except contribution pursuant to this Agreement), which might otherwise be available to such Borrower under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and under California Code of Civil Procedure Sections 580a, 580b, 580d and 726 (or any of such sections), or any other jurisdiction to the extent the same are applicable to this Agreement or the agreements, covenants or obligations of any Borrower hereunder.

13.4 Independent Investigation. Each Borrower is fully aware of the financial condition of the other Borrowers, and is executing and delivering this Agreement based solely upon such Borrower’s own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement by the Lender. Each Borrower hereby assumes full responsibility for obtaining any additional information concerning the financial condition of the other Borrowers or any other guarantor or their respective properties, financial condition and prospects and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Agent or any Lender to furnish to such Borrower any information now or hereafter in the possession of the Lender concerning the same or any other matter. By executing this Agreement, each Borrower knowingly accepts the full range of risks encompassed within a contract of this type, which risks such Borrower acknowledges. No Borrower shall have the right to require the Lender to obtain or disclose any information with respect to the Obligations, the financial condition or prospects of any Borrower, the ability of any Borrower to pay or perform the Obligations, the existence, perfection, priority or enforceability of any collateral security for any or all of the Obligations, the existence or enforceability of any other guaranties of all or any part of the Obligations, any action or non-action on the part of the Lender, any Borrower or any other Person, or any other event, occurrence, condition or circumstance whatsoever.

13.5 Stay of Acceleration. If demand for, or acceleration of the time for, payment by any Borrower to Agent or any Lender of any Obligations of any Borrower is stayed upon the commencement of any case under the Bankruptcy Code or any other Insolvency Proceeding for such Borrower, all such Obligations otherwise subject to demand for payment or acceleration under the terms of this Agreement or any other Loan Document shall nonetheless be payable by each other Borrower hereunder forthwith on demand by the Agent.

13.6 Subrogation. No payment by any Borrower pursuant to Article 13 or other satisfaction of the Obligations of any Borrower under Article 13 shall entitle it, by subrogation to the rights of Lender, or by right of contribution, reimbursement, exoneration or otherwise, to any payment from any other Borrower or out of the property of any other Borrower, except after the payment in full to Lender of all sums which are or may become payable to any of them at any time or from time to time by the Borrowers, under this Agreement or any other Loan Document and the termination of this Agreement. Upon the payment in full of all sums referred to in the immediately preceding sentence and the termination of this Agreement, each Borrower shall be subrogated to the rights of Agent and the Lenders hereunder to the extent of any payments made by them hereunder.

13.7 Cumulative Remedies. The Lender may pursue its rights and remedies under this Article 13 and Lender shall be entitled to payment from Borrowers under this Article 13 notwithstanding any other guarantee of or security for all or any part of the Obligations of the Borrowers or any other Person, and notwithstanding any action taken or omitted to be taken by Lender to enforce any of its rights or remedies against any Borrower or any other Person hereunder or under such other guarantee or with respect to any other security.

13.8 Additional Waivers. Except for notices and demands expressly provided for herein, the Borrowers hereby waive diligence, presentment, demand of payment, protest and all notices (whether of nonpayment, dishonor, protest or otherwise) with respect to the Obligations, notice of acceptance of the guaranty by Borrowers contained in this Article 13 and of the incurrence by any Borrower of any Obligation and all demands whatsoever.

13.9 Survival. The provisions of Article 13 shall continue in effect and be binding upon the Borrowers until all of the Obligations have been paid in full and this Agreement is terminated. The liability of the Borrowers under this Article 13 shall be reinstated and revived with respect to any amount at any time paid to or for the account of Lender by any Borrower or any other Person which is thereafter required to be, and that is, restored and returned by Lender to such Borrower or such Person, or its trustee or receiver or similar official, upon the bankruptcy, insolvency or reorganization of such Borrower or such Person, or for any other reason, all as though such amount had not been paid by such Borrower or such Person.

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IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

“PARENT” and a “BORROWER” REMEDYTEMP, INC., a California corporation By:
Name:
Title:

“BORROWERS” REMX, INC., a California corporation By:
Name:
Title:

REMEDY TEMPORARY SERVICES, INC., a California corporation By:
Name:
Title:

REMEDY INTELLIGENT STAFFING, INC., a California corporation By:
Name:
Title:

“LENDER” BANK OF AMERICA, N.A., the Lender By:
Name:
Title:

ANNEX A

to
Credit Agreement

Definitions

Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:

“Accounts” means, as to any Person, all of such Person’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper or General Intangibles (including a payment intangible).

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Bank for the account of any Borrower pursuant to agreement or overdrafts.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary of such Person, or (c) a merger or consolidation or any other combination with another Person.

“Adjusted Net Earnings from Operations” means, with respect to any fiscal period of Parent, Parent’s consolidated net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, excluding any and all of the following included in such net income: (a) gain or loss arising from the sale of any capital assets; (b) gain or loss arising from any write-up or mark-down in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by Parent or any of its Subsidiaries in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person that is not a Subsidiary in which Parent or any of its Subsidiaries has an ownership interest unless (and only to the extent) such earnings shall actually have been received by Parent or any of its Subsidiaries in the form of cash distributions; (e) earnings of any Person to which assets of Parent or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which Parent or any of its Subsidiaries shall have been merged, or which has been a party with Parent or any of its Subsidiaries to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain or loss arising from the acquisition of debt or equity securities of Parent or any of its Subsidiaries or from cancellation or forgiveness of Debt; and (g) gain or loss arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction, including, any reserves or adjustments to reserves not to exceed $6,000,000 in the aggregate arising as a result of the California Insurance Guaranty Association litigation disclosed to Lender prior to the Closing Date.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Revolver Outstandings” means, at any date of determination: the sum of (a) the unpaid balance of Revolving Loans, (b) the aggregate amount of Pending Revolving Loans, (c) 100% of the aggregate undrawn face amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.

“Agreement” means the Credit Agreement to which this Annex A is attached, as from time to time amended, modified or restated.

“Anniversary Date” means each anniversary of the Closing Date.

“Applicable Margin” means

(i)	with respect to Base Rate Revolving Loans and all other Obligations (other than LIBOR Rate Loans), 0.50%;

(ii) with respect to LIBOR Revolving Loans, 2.75%; and

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by the Parent’s consolidated financial performance, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of Parent’s quarterly Financial Statements to Lender for the third fiscal quarter of Fiscal Year 2005. Adjustments in Applicable Margins shall be determined by reference to the following grids:

                                                                                             Level of
           If on a rolling 4 quarter basis EBITDA is:                                     Applicable Margins:
----------------------------------------------------------            ------------------------------------------------

                         < $0                                                          Level I
----------------------------------------------------------            ------------------------------------------------

               > $0, but < $3,000,000                                               Level II
----------------------------------------------------------            ------------------------------------------------

                     > $3,000,000                                                     Level III
----------------------------------------------------------            ------------------------------------------------

             Loan                                                               Applicable Margins
-------------------------            ---------------------------------------------------------------------------------

                                                        Level I                                Level II               Level III
                                     ----------------------------------------            --------            ---------

Base Rate Revolving Loans                             0.50%                               0.00%                0.00%
-------------------------            ----------------------------------------            --------            ---------

  LIBOR Revolving Loans                               2.75%                               2.25%                1.75%
-------------------------            ----------------------------------------            --------            ---------

All adjustments in the Applicable Margins after the end of the third fiscal quarter of Fiscal Year 2005 shall be implemented quarterly on a prospective basis, commencing with the first day of the first calendar month that occurs 5 days after the date of delivery to the Lender of quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Parent shall deliver to the Lender a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margin is to be implemented, no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel engaged by the Lender, the reasonably allocated costs and expenses of internal legal services of the Lender.

“Availability” means, at any time (a) the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base, minus Reserves (other than Reserves deducted in the calculation of the Borrowing Base), minus (b) in each case, the Aggregate Revolver Outstandings, it being understood that, in determining whether Availability exists to make a Revolving Loan on a particular date, such Revolving Loan requested to be made on such date shall not be deemed to be a Pending Revolving Loan.

“Bank” means Bank of America, N.A., a national banking association, or any successor entity thereto.

“Bank Products” means any one or more of the following types of services or facilities extended to Parent or any of its Subsidiaries by the Bank or any affiliate of the Bank in reliance on the Bank’s agreement to indemnify such affiliate: (i) credit cards; (ii) ACH Transactions; (iii) cash management, including controlled disbursement services; and (iv) Hedge Agreements.

“Bank Product Reserves” means all reserves which the Lender from time to time establishes in its reasonable discretion for the Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

“Base Rate Loans” means the Base Rate Revolving Loans.

“Base Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the Base Rate.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans made on the same day by the Lender to the Borrowers or the issuance of Letters of Credit hereunder.

“Borrowing Base” means, at any time, an amount equal to (a) the sum of (A) 85% of the Net Amount of Eligible Accounts; plus (B) 100% of the balance of the Borrowing Base Cash Collateral Account; minus (b) Reserves from time to time established by the Lender in good faith and in its reasonable credit judgment; provided, however, that at no time shall the Borrowing Base include any assets acquired as a result of a Permitted Acquisition until the consent of the Lender under Section 7.19 has been obtained; provided, further, that in exercising such consent, Lender shall use the same standard and criteria as applied to the Borrowers by the Lender with respect to determining eligibility of Accounts under this Agreement.

“Borrowing Base Cash Collateral Account” means collectively, one or more accounts of Parent (a) as designated from time to time by written notice from Parent to Lender; (b) which are held with the Lender or any affiliate of the Lender and pledged to secure the Obligations, (c) which amounts therein are cash or Cash Equivalents, and (d) which account or accounts are subject to control agreements that grant the Lender control over such account or accounts, in form and substance satisfactory to Lender in its sole discretion.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of Administrative Borrower, substantially in the form of Exhibit B (or another form acceptable to the Lender) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Lender. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Administrative Borrower and certified to the Lender; provided, that, the Lender shall have the right to review and adjust, in the exercise of its good faith and reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in Los Angeles, California or Charlotte, North Carolina are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank, issued or otherwise promulgated after the date of this Agreement.

“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Leases.

“Capital Lease” means, as to any Person, any lease of property by such Person or any Subsidiary of such Person which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or other equity interests, any and all equivalent ownership interests in a Person, and any and all warrants, rights, options to purchase or other rights to acquire any of the foregoing.

“Cash Dominion Trigger Period” shall have the meaning assigned in the Security Agreement.

“Cash Equivalents” means, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency; (c) commercial paper maturing no more than ninety (90) days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any lender or by any commercial bank organized under the laws of the United States, any state thereof or an OECD country having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency or by a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (e) repurchase agreements with financial institutions organized under the laws of the United States, any state thereof or an OECD country having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency or with a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York and such funds limit their investments to the prime credit instruments allowed in this definition; (f) money market preferred funds maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least AA from S&P or the equivalent thereof from another nationally recognized rating agency; and (g) money market funds regulated by the U.S. Government under the Investment Company Act rule 2a-7 maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency; provided such investments are limited to $25,000,000 for each such fund and $100,000,000 in the aggregate for all such funds, such funds are open-end funds with total assets of more than $1,000,000,000 and an expressed goal of maintaining a net asset value of $1.00 per share and such funds limit their investments to the prime credit instruments allowed in this definition with average weighted maturity of less than ninety (90) days.

“Change of Control” means either (i) a change shall occur in the Board of Directors of Parent so that a majority of the Board of Directors of Parent ceases to consist of the individuals who constituted the Board of Directors of Parent on the Closing Date (or individuals whose election or nomination for election was approved by a vote of more than 50% of the directors then in office who either were directors of Parent on the Closing Date or whose election or nomination for election previously was so approved); or (ii) any Person or Group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) shall become or be the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent on a fully diluted basis; or (iii) except as permitted hereunder, any Borrower (other than Parent) ceases to be a direct or indirect wholly-owned Subsidiary of Parent; provided, that, a Change of Control shall not include the transfer of all of the Capital Stock of Parent by Robert Emmett McDonough, Sr. to Georgetown University upon the death of Robert Emmett McDonough, Sr.

“Chattel Paper” means, as to any Person, all of such Person’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

“Closing Date” means the date of this Agreement.

“Closing Fee” has the meaning specified in Section 2.4.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of Parent’s and the Borrowers’ real and personal property and all other assets of any other Person from time to time subject to Lender’s Liens securing payment or performance of the Obligations.

“Collateral Reporting Trigger Period” means the period commencing upon the date, if any, upon which (i) Total Liquidity is less than (x) $15,000,000 for three (3) consecutive Business Days or (y) $10,000,000 at any time, or (ii) a Revolving Loan remains outstanding under this Agreement (except as a result of a payment under a Letter of Credit or other amount made at the election of Lender pursuant to Section 3.7 hereof, which is repaid within two (2) Business Days after any Borrower receives notice thereof) and ending on the date on which (x) Total Liquidity is equal to or greater than $15,000,000 on average for the preceding fiscal month, and (y) no Revolving Loan remains outstanding under this Agreement.

“Commitment” means, at any time the principal amount set forth beside the Lender’s name under the heading “Commitment” on Schedule 1.2 attached to the Agreement and “Commitments” means, collectively, the aggregate amount of the commitments of the Lender.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste.

“Continuation/Conversion Date” means the date on which a Loan is converted into or continued as a LIBOR Rate Loan.

“Control Agreement” means a control agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Credit Support” has the meaning specified in Section 1.4(a).

“Debt” means, as to any Person and without duplication, all liabilities, obligations and indebtedness of such Person to any other Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, excluding trade payables, but including (a) all Obligations; (b) all obligations and liabilities of any other Person secured by any Lien on such Person’s property, even though such Person shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (d) all obligations and liabilities under Guaranties and (e) the present value (discounted at the Base Rate) of lease payments due under synthetic leases.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) 2% per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate. In addition, the Default Rate shall result in an increase in the Letter of Credit Fee by 1 percentage point per annum.

“Deposit Accounts” means, with respect to such Person, all “deposit accounts” as such term is defined in the UCC, now or hereafter held in the name of such Person.

“Designated Account” has the meaning specified in Section 1.2(c).

“Distribution” means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of property in respect of capital stock (or any options or warrants for, or other rights with respect to, such stock) of such corporation, other than distributions in capital stock (or any options or warrants for such stock) of the same class; or (b) the redemption or other acquisition by such corporation of any capital stock (or any options or warrants for such stock) of such corporation.

“Documents” means, with respect to any Person, all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by such Person.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” means dollars in the lawful currency of the United States. Unless otherwise specified, all payments under the Agreements shall be made in Dollars.

“EBITDA” means, with respect to any fiscal period of Parent, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, Interest Expense, federal, state, local and foreign income taxes, depreciation and amortization.

“Eligible Accounts” means the billed Accounts which the Lender in the exercise of its reasonable commercial discretion determines to be Eligible Accounts. Without limiting the discretion of the Lender to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Lender in its sole discretion elects, include any Account:

a) with respect to which more than 90 days have elapsed since the date of the original invoice therefor or which is more than 60 days past due;

b) with respect to which any of the representations, warranties, covenants, and agreements contained in the Security Agreement are incorrect or have been breached in any material respect;

c) with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

d) which represents a progress billing (as hereinafter defined) or as to which a Borrower has extended the time for payment without the consent of the Lender; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon such Borrower’s completion of any further performance under the contract or agreement;

e) with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

f) if 50% or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) above;

g) owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state of a foreign country, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit or insurance satisfactory to the Lender in its reasonable credit discretion; provided, however, that up to $250,000 in the aggregate of Accounts owed by an Account Debtor in Puerto Rico shall be deemed to be Eligible Accounts unless such Account is deemed ineligible hereunder;

h) owed by an Account Debtor which is an Affiliate or employee of any Borrower;

i) except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of the Lender’s Liens in such Account, or the Lender’s right or ability to obtain direct payment to the Lender of the proceeds of such Account, is governed in any material respect by any federal, state, or local statutory requirements other than those of the UCC;

j) owed by an Account Debtor to which any Borrower or any of its Subsidiaries, is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Lender to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

k) owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, or owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof; provided, however, that up to $500,000 in the aggregate of such Accounts plus any such Accounts as to which any Borrower has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation shall be deemed to be Eligible Accounts hereunder unless such Account is otherwise deemed ineligible hereunder;

l) which is evidenced by a promissory note or other instrument or by chattel paper;

m) if the Lender believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;

n) with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the relevant Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

o) which arises out of a sale or provision of service not made in the ordinary course of the Borrower’s business;

p) owed by an Account Debtor which is obligated to the Borrowers respecting Accounts the aggregate unpaid balance of which exceeds 15% of the aggregate unpaid balance of all Accounts owed to the Borrowers at such time by all of the Borrowers’ Account Debtors, but only to the extent of such excess;

q) which is not subject to a first priority and perfected security interest in favor of the Lender.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” means, as to any Person, all of such Person’s now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, office equipment, as well as all of such types of property leased by such Person and all of such Person’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means, as to any Person, any trade or business (whether or not incorporated) under common control with such Person within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by Parent, or any Subsidiaries or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by Parent or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Lender.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Financial Covenant Trigger Period” means the period commencing upon the date, if any, upon which Total Liquidity is less than (x) $15,000,000 for three (3) consecutive Business Days, or (y) $10,000,000 at any time, and ending on the date on which Total Liquidity is equal to or greater than $15,000,000 on average for the preceding fiscal month.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 or any other financial statements required to be given to the Lender pursuant to this Agreement.

“Fiscal Year” means Parent’s fiscal year for financial accounting purposes. The current Fiscal Year of Parent will end on October 3, 2004 and subsequent Fiscal Years will end on the Sunday closest to September 30th of such year.

“Fixed Assets” means, as to any Person, the Equipment and Real Estate of such Person.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

“General Intangibles” means, as to any Person, all of such Person’s now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of such Person of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to such Person in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to such Person from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Person is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Person.

“Goods” means, as to any Person, all “goods” as defined in the UCC, now owned or hereafter acquired by such Person, wherever located.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

“Hedge Agreement” means, with respect to any Person, any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Person’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Instruments” means, as to any Person, all instruments as such term is defined in the UCC, now owned or hereafter acquired by such Person.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Adjusted Net Earnings from Operations for such period plus the sum of the following to the extent deducted in computing Adjusted Net Earnings from Operations: (i) income and franchise tax expense and (ii) total Interest Expense over (b) total Interest Expense during such period.

“Interest Expense” means total interest expense, including any Letter of Credit Fees and Unused Line Fees hereunder and excluding any interest income.

“Interest Period” means, as to any LIBOR Rate Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Rate Loan, and ending on the date one, two, or three months thereafter as selected by the Administrative Borrower in its Notice of Borrowing, in the form attached hereto as Exhibit D, or Notice of Continuation/Conversion, in the form attached hereto as Exhibit E, provided that:

if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

no Interest Period shall extend beyond the Stated Termination Date.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

“Inventory” means, as to any Person, all of such Person’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

“Investment Property” means, as to any Person, all of such Person’s right title and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Latest Projections” means: (a) on the Closing Date and thereafter until the Lender receives new projections pursuant to Section 5.2(e), the projections of each Borrower’s financial condition, results of operations, and cash flows, received by Lender on or before November 1, 2004; and (b) thereafter, the projections most recently received by the Lender pursuant to Section 5.2(e).

“Lender” means the Bank, solely in its capacity as a lender.

“Lender’s Liens” means the Liens in the Collateral granted to the Lender, for the benefit of the Lender and Bank pursuant to this Agreement and the other Loan Documents.

“Lender-Related Persons” means the Lender, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys in fact of the Lender and such Affiliates.

“Letter of Credit” has the meaning specified in Section 1.4(a).

“Letter of Credit Fee” has the meaning specified in Section 2.6.

“Letter of Credit Issuer” means the Bank, any affiliate of the Bank or any other financial institution that issues any Letter of Credit pursuant to this Agreement.

“Letter-of-Credit Rights” means, as to any Person, “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by such Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

“Letter of Credit Subfacility” means $50,000,000 (as such amount may be increased from time to time pursuant to Section 1.6).

“LIBOR Interest Payment Date” means, with respect to a LIBOR Rate Loan, the Termination Date and the last day of each Interest Period applicable to such Loan.

“LIBOR Rate” means, for any Interest Period, with respect to LIBOR Rate Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate = Offshore Base Rate

1.00 — Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by the Lender as the rate of interest at which dollar deposits in the approximate amount of the LIBOR Rate Loan comprising part of such Borrowing would be offered by the Bank’s London Branch to major banks in the offshore dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Offshore Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“LIBOR Rate Loans” means the LIBOR Revolving Loans.

“LIBOR Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.

“Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property; and (c) any contingent or other agreement to provide any of the foregoing.

“Loan Account” means the loan account of the Borrowers, which account shall be maintained by the Lender.

“Loan Documents” means this Agreement, Memorandum and Notice of Security Interest in Intellectual Property, the Security Agreement, the Pledge Agreement, and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

“Loans” means, collectively, all loans and advances provided for in Article 1.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Borrowers, the Collateral or any guarantor of the Obligations; (b) a material impairment of the ability of the Borrowers or any Affiliate of the Borrowers to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrowers of any Loan Document to which it is a party.

“Maximum Rate” has the meaning set forth in Section 2.3.

“Maximum Revolver Amount” means $50,000,000 (as such amount may be increased from time to time pursuant to Section 1.6).

“Memorandum and Notice of Security Interest in Intellectual Property” means the Memorandum and Notice of Security Interest in Intellectual Property of even date herewith, executed by Parent, and delivered to Lender to evidence and perfect the Lender’s security interest in Parent’s present and future patents, trademarks, copyright, and related licenses and rights.

“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding 6 years contributed to by Parent or any ERISA Affiliate.

“Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Net Unrestricted Domestic Cash” means, as of any date of determination, the amount on such date of all Borrowers’ Dollar-denominated cash and cash equivalents and short term investments (each as determined in accordance with GAAP) that are in Deposit Accounts or Securities Accounts, or any combination thereof, which Deposit Accounts or Securities Accounts (i) are maintained at a financial institution in the United States; (ii) are not subject to any Liens or pledged or restricted to a third party; and (iii) are not held in the Borrowing Base Cash Collateral Account.

“Notice of Borrowing” has the meaning specified in Section 1.2(b).

“Notice of Continuation/Conversion” has the meaning specified in Section 2.2(b).

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by any Borrower to the Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to any Borrower hereunder or under any of the other Loan Documents. “Obligations” includes, without limitation, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit and (b) all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” means any Person who shall have been granted the right by the Lender to participate in the financing provided by the Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to the Lender.

“Payment Account” means each bank account established pursuant to the Security Agreement, to which the proceeds of Accounts and other Collateral are deposited or credited, and which is maintained in the name of the Lender or any Borrower, as the Lender may determine, on terms acceptable to the Lender.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pending Revolving Loans” means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice of Borrowing received by the Lender which have not yet been advanced.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Parent or any ERISA Affiliate of Parent sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Acquisition that conforms to the following requirements:

(a) the assets, Person, division or line of business to be acquired is primarily in a substantially similar or ancillary line of business (including Personnel Services Businesses) as one or more of the Borrowers,

(b) all transactions related to such Acquisition shall be consummated in accordance with applicable Requirements of Law,

(c) such Acquisition shall be non hostile in nature and the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body or management having the appropriate level of authority of the acquiree is obtained,

(d) with respect to any such Acquisition that is a merger or consolidation affecting Parent, Parent shall be the surviving entity,

(e) the acquiree has had positive EBIT for 4 fiscal quarters ending on the fiscal quarter ended immediately prior to the date of the consummation of such Acquisition. For purposes of this definition, “EBIT” shall mean Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, Interest Expense, and federal, state, local and foreign income taxes,

(f) at least 15 days prior to the consummation of such Acquisition, Parent shall deliver to the Lender: (A) a certificate, signed by a Responsible Officer of Parent, demonstrating that Parent and the Borrowers are (as of the most recent fiscal quarter ended) and will continue to be in compliance with the financial covenants hereunder on a pro forma consolidated basis, taking such Acquisition into account (including a breakout of the acquiree’s funded and contingent debts assumed by the Borrowers in connection with such Acquisition), and (b) with respect to any Acquisition in an amount greater than $200,000, financial statements of the acquiree for the last two fiscal years and prepared by independent certified public accountants and for the latest interim fiscal period, in each case in form and substance reasonably acceptable to the Lender,

(g) immediately after giving effect to such Acquisition: (A) no Default or Event of Default exists or would result therefrom, (B) 100% of the Capital Stock of any acquired or newly formed corporation, partnership, limited liability company or other business entity or, as the case may be, the assets, division or line of business acquired, is owned directly by the Parent or a Borrower, (C) all actions required to be taken with respect to any such acquired or newly formed Subsidiary under Section 7.19 shall have been taken, and (D) the Borrowers would have Total Liquidity of not less than $10,000,000 after giving effect to such Acquisition, and

(h) within 30 days after the consummation of such Acquisition the Borrower shall have delivered to the Lender a statement of the sources and uses of funds, and

(i) such Acquisition when added to the total aggregate Acquisitions permitted hereunder in any fiscal year does not exceed $15,000,000.

“Permitted Liens” means:

(a) Liens for taxes not delinquent or statutory Liens for taxes in an amount not to exceed $250,000 provided that the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on the relevant Borrower’s books and records and a stay of enforcement of any such Lien is in effect;

(b) the Lender’s Liens and Liens in respect of Debt permitted pursuant to clauses (b) (only to the extent secured at the Closing Date), (c) or (d) of Section 7.12;

(c) Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(d) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons; provided, that, if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed $250,000 in the aggregate;

(e) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided, that, they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the Borrowers’ business;

(f) Liens arising from judgments and attachments in connection with court proceedings provided that such Liens do not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material Property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect;

(g) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrowers;

(h) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

(i) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Personnel Services Businesses” means any businesses that are not substantially similar to Borrower’s temporary services business but are incidental or related thereto such as safety risk management, consultation for benefits administration and psychological test consultation for prospective employees of clients.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrowers sponsor or maintain or to which the Borrowers make, are making, or are obligated to make contributions and includes any Pension Plan.

“Pledge Agreement” means the Pledge Agreement, dated of even date herewith, among Parent, Remedy Services, Remedy Staffing, and the Lender regarding a pledge of the equity in the Borrowers (other than Parent) Staffing Services NA, Inc., a Tennessee company, Remedy Insurance Group, Ltd., a corporation organized under the laws of Bermuda, and Remedy Intelligent Staffing Canada, Inc., a corporation organized under the laws of Canada.

“Proprietary Rights” means, as to any Person, all of such Person’s now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including those patents, trademarks, service marks, trade names and copyrights set forth on Schedule 6.12 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Real Estate” means, as to any Person, all of such Person’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of such Person’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability or Eligible Accounts, established by Lender from time to time in Lender’s reasonable credit judgment. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of Lender’s credit judgment: (a) Bank Product Reserves, (b) a reserve for accrued, unpaid interest on the Obligations, (c) reserves for rent at leased locations subject to statutory or contractual landlord liens, (d) [dilution], (e) warehousemen’s or bailees’ charges, (f) reserves for 50% of any accrued payroll and taxes relating to temporary employees, and (g) reserves for 100% of any wage garnishments or payroll and taxes held in trust.

“Responsible Officer” means, as to Parent or such Person (including the Administrative Borrower), the chief executive officer or the president of such Person, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificate, the chief financial officer or the treasurer of Parent, or any other officer having substantially the same authority and responsibility.

“Restricted Investment” means, as to any Person, any acquisition of property by such Person in exchange for cash or other property, whether in the form of an acquisition of stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, except the following: (a) acquisitions of Equipment to be used in the business of such Person so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) acquisitions of property (whether by license or otherwise) acquired in the ordinary course of business of such Person; (c) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America; provided, that, such obligations mature within one year from the date of acquisition thereof; (d) acquisitions of certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000; (e) acquisitions of commercial paper given a rating of “A2” or better by Standard & Poor’s Corporation or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof (f) Hedge Agreements; (g) advances to officers, directors and employees of Parent and its Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding for travel, entertainment, relocation and analogous ordinary business purposes; (h) investments of a Borrower or in any subsidiary of a Borrower in any other Borrower (i) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; (j) other investments not exceeding $1,000,000 in the aggregate in any Fiscal Year of Parent; and (k) Net Unrestricted Domestic Cash and other dollar dominated cash, cash equivalents and short term investments; and (l) other transactions permitted by Sections 7.9, 7.10, 7.11, 7.12 or 7.17.

“Revolving Loans” has the meaning specified in Section 1.2.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Security Agreement” means the Security Agreement of even date herewith among the Borrowers and Lender.

“Software” means, as to any Person, all “software” as such term is defined in the UCC, now owned or hereafter acquired by such Person, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, when used with respect to any Person, that at the time of determination:

the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Termination Date” means December 1, 2006.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Parent.

“Supporting Obligations” means all supporting obligations as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Supporting Letter of Credit” has the meaning set forth in Section 1.4(g).

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Lender such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Lender’s or each Lender’s net income in any jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which the Lender is organized or maintains a lending office or has any present or former connection.

“Termination Date” means the earliest to occur of (i) the Stated Termination Date, (ii) the date the Total Facility is terminated either by the Borrowers pursuant to Section 3.2 or by the Lender pursuant to Section 9.2, and (iii) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Total Liquidity” means the sum of (i) Availability, plus (ii) Net Unrestricted Domestic Cash.

“Total Facility” has the meaning specified in Section 1.1.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of California or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, that, to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Letter of Credit Subfacility” means an amount equal to $50,000,000 (as such amount may be increased from time to time pursuant to Section 1.6) minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

“Unused Line Fee” has the meaning specified in Section 2.5.

Accounting Terms. Any accounting term used in the Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in the Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied.
Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and Subsection, Section, Schedule and Exhibit references are to the Agreement unless otherwise specified.

(c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(iv) The word “or” is not exclusive.

(d) Unless otherwise expressly provided herein, (i) references to agreements (including the Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of the Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of the Agreement.

(f) The Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g) For purposes of Section 9.1, a breach of a financial covenant contained in Sections 7.22-7.26 shall be deemed to have occurred as of any date of determination thereof by the Lender or as of the last day of any specified measuring period, regardless of when the Financial Statements reflecting such breach are delivered to the Lender.

(h) The Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Lender, the Borrowers and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lender merely because of the Lender’s involvement in their preparation.

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT C

FINANCIAL STATEMENTS

EXHIBIT D

NOTICE OF BORROWING

Date: ______________, 200_

To: Bank of America, N.A. as the Lender (“Lender”) who is party to the Credit Agreement dated as of December 1, 2004 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) between RemedyTemp, Inc., RemX, Inc., Remedy Temporary Services, Inc. and Remedy Intelligent, Inc. (collectively, the “Borrowers”) and Bank of America, N.A., as Lender.

Ladies and Gentlemen:

The undersigned, RemedyTemp, Inc. (the “Administrative Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably of the Borrowing specified below:

1.	The Business Day of the proposed Borrowing is , 200 .

2.	The aggregate amount of the proposed Borrowing is $ .

3.	The Borrowing is to be comprised of $ of Base Rate and $ of LIBOR Rate Loans.

4.	The duration of the Interest Period for the LIBOR Rate Loans, if any, included in the Borrowing shall be months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(j) The representations and warranties of the Borrowers contained in the Credit Agreement are true and correct in all material respects as though made on and as of such date, other than any such representation or warranty that relates to a specified prior date;

(k) No Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing; and

(l)

The proposed Borrowing will not cause the aggregate principal amount of all outstanding Revolving Loans plus the aggregate amount available for drawing under all outstanding Letters of Credit, to exceed the Borrowing Base or the Maximum Revolver Amount.

“Administrative Borrower”

REMEDYTEMP, INC.,
a California corporation

By:

Name:

Title:

EXHIBIT E

NOTICE OF CONTINUATION/CONVERSION

Date: , 200_

To: Bank of America, N.A. as the Lender (“Lender”) to the Credit Agreement dated as of December 1, 2004 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) between RemedyTemp, Inc., RemX, Inc., Remedy Temporary Services, Inc., and Remedy Intelligent Staffing, Inc. (collectively, the “Borrowers”), and Bank of America, N.A., as Lender.

Ladies and Gentlemen:

The undersigned, RemedyTemp, Inc. (the “Administrative Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably of the [conversion] [continuation] of the Loans specified herein, that:

1.	The Continuation/Conversion Date is , 200 .

2.	The aggregate amount of the Loans to be [converted] [continued] is $ .

3.	The Loans are to be [converted into] [continued as] [LIBOR Rate] [Base Rate] Loans.

4.	The duration of the Interest Period for the LIBOR Rate Loans included in the [conversion] [continuation] shall be months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Continuation/Conversion Date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) The representations and warranties of the Borrowers contained in the Credit Agreement are true and correct in all material respects as though made on and as of such date, other than any such representation or warranty that relates to a specified prior date;

(b) Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

(c)

The proposed conversion-continuation will not cause the aggregate principal amount of all outstanding Revolving Loans plus the aggregate amount available for drawing under all outstanding Letters of Credit to exceed the Borrowing Base or the Maximum Revolver Amount.

“Administrative Borrower”

REMEDYTEMP, INC.,
a California corporation

By:

Name:

Title:

SCHEDULE 1.2

COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$50,000,000 (subject to increase pursuant to Section 1.6)

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of December 1, 2004, between REMX, INC., a California corporation (“REMX”), REMEDYTEMP, INC., a California corporation (“Parent”), REMEDY TEMPORARY SERVICES, INC., a California corporation (“Remedy Services”), REMEDY INTELLIGENT STAFFING, INC., a California corporation (“Remedy Staffing”) (individually, a “Grantor” and collectively, the “Grantors”), and BANK OF AMERICA, N.A. (“Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of the date hereof by and between the Grantors and the Lender (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), the Lender has agreed to make the Loans and issue Letters of Credit on behalf of the Grantors;

WHEREAS, in order to induce the Lender to enter into the Credit Agreement and the other Loan Documents and to induce the Lender to make the Loans and issue Letters of Credit as provided for in the Credit Agreement, each Grantor has agreed to grant a continuing Lien on the Collateral (as hereinafter defined) to secure the Obligations;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINED TERMS. The following terms shall have the following respective meanings:

“Accounts” means, as to any Grantor, all of such Grantor’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Blocked Account Agreement” means an agreement among any Grantor, the Lender and a Clearing Bank, in form and substance reasonably satisfactory to the Lender, concerning the collection of payments which represent the proceeds of Accounts or of any other Collateral.

“Cash Dominion Trigger Period” means the period commencing upon the date, if any, upon which (i) Total Liquidity (as such term is defined in the Credit Agreement) is less than (x) $15,000,000 for three (3) consecutive Business Days or (y) $10,000,000 at any time or (ii) a Revolving Loan remains outstanding under this Agreement (except as a result of a payment of a Letter of Credit or other amount made at the election of Lender pursuant to Section 3.7 of the Credit Agreement, which is repaid within two (2) Business Days after any Borrower receives notice thereof).

“Chattel Paper” means, as to any Grantor, all of such Grantor’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

“Clearing Bank” means the Bank or any other banking institution with whom a Payment Account has been established pursuant to a Blocked Account Agreement.

“Collateral” has the meaning set forth in Section 2(a).

“Deposit Accounts” means, as to any Grantor, all “deposit accounts” as such term is defined in the UCC, now or hereafter held in the name of such Grantor.

“Documents” means all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by the Grantor.

“Equipment” means, as to any Grantor, all of such Grantor’s now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, and office equipment, as well as all of such Grantor’s right, title and interest in and to all such types of property leased by such Grantor and all of such Grantor’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“General Intangibles” means, as to any Grantor, all of such Grantor’s now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of such Grantor of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, trade secrets, goodwill, computer software, customer lists, registrations, tax refund claims, any funds which may become due to such Grantor in connection with the termination of any employee benefit plan or any rights thereto and any other amounts payable to such Grantor from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Grantor is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Grantor.

“Goods” means, as to any Grantor, all “goods” as defined in the UCC, now owned or hereafter acquired by such Grantor, wherever located.

“Instruments” means, as to any Grantor, all instruments as such term is defined in the UCC, now owned or hereafter acquired by such Grantor.

“Inventory” means, as to any Grantor, all of such Grantor’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Grantor’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

“Investment Property” means, as to any Grantor, all of such Grantor’s right, title and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“Letter-of-Credit Rights” means, as to any Grantor, all “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by such Grantor, including rights to payment or performance under a letter of credit, whether or not such Grantor, as beneficiary, has demanded or is entitled to demand payment or performance.

“Payment Account” means each bank account established pursuant to this Security Agreement, to which the proceeds of Accounts and other Collateral of any Grantor are deposited or credited, and which is maintained in the name of such Grantor, on terms reasonably acceptable to the Lender.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Pledge Agreement” means that certain Pledge Agreement, dated of even date herewith, among Parent, Remedy Services, Remedy Staffing and Lender regarding a pledge of equity in the Borrowers (other than Parent), Staffing Services NA, Inc., a Tennessee corporation, and Remedy Intelligent Staffing Canada, Inc., a corporation organized under the laws of Canada, Remedy Insurance Group, Ltd., a corporation organized under the laws of Bermuda.

“Proceeds” has the meaning set forth in the UCC.

“Proprietary Rights” means, as to any Grantor, all of such Grantor’s now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, trade secrets, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Software” means, as to any Grantor, all “software” as such term is defined in the UCC, now owned or hereafter acquired by such Grantor, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Supporting Obligations” means, as to any Grantor, all supporting obligations as such term is defined in the UCC, now owned or hereafter acquired by such Grantor.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of California or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, that, to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Uniform Commercial Code jurisdiction” means any jurisdiction that has adopted “Revised Article 9” of the UCC to be effective on or after July 1, 2001.

All other capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement or in Annex A thereto. All other undefined terms contained in this Security Agreement, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

2. GRANT OF LIEN.

(a) As security for the Obligations, each Grantor hereby grants to the Lender a continuing security interest in, lien on, assignment of and right of set-off against, all of the following property and assets of such Grantor, whether now owned or existing or hereafter acquired or arising, regardless of where located:

(i) all Accounts;

(ii) (iii) (iv)	all Inventory; all contract rights; all Chattel Paper;

(v) all Documents;

(vi) all Instruments;

(vii) all Supporting Obligations and Letter-of-Credit Rights;

(viii) all General Intangibles (including payment intangibles and Software);

(ix) all Goods;

(x) all Equipment;

(xi) all Investment Property; provided, that, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, more than 66% of Grantor’s shares of each of its foreign Subsidiaries;

(xii) all money, cash, cash equivalents, securities and other property of any kind of such Grantor held directly or indirectly by the Lender;

(xiii) all of such Grantor’s Deposit Accounts, credits, and balances with and other claims against the Lender or any of its Affiliates or any other financial institution with which such Grantor maintains deposits, including any Payment Accounts;

(xiv) all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property and General Intangibles at any time evidencing or relating to any of the foregoing; and

(xv) all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

All of the foregoing for each Grantor, together with all equity interests in Subsidiaries pledged to the Lender and all other property of any of the Grantors in which the Lender may at any time be granted a Lien as collateral for the Obligations, is herein collectively referred to as the “Collateral.”

Notwithstanding anything herein to the contrary, in no event shall the security interest granted herein attach to, and the Collateral shall not include (i) any capital stock and other equity interests of its foreign Subsidiaries and any warrants, options or other rights to acquire shares of the capital stock of its foreign Subsidiaries, except as may be granted and pledged to the Lender pursuant to the Pledge Agreement, or (ii) any license, contract or agreement to which the Debtor is a party to the extent that the Collateral assignment thereof or the creation of a security interest therein would constitute a breach of the terms of such license, contract or agreement, or would permit any party to such agreement to terminate such license, contract or agreement, except the Collateral expressly shall include any proceeds of any of the foregoing assets; provided that, any of the agreements excluded in accordance with the foregoing shall cease to be so excluded (x) to the extent such term is, or would be (in the case of after-acquired property or changes to applicable law), rendered ineffective under Sections 9-406, 9-407, 9-408 and 9-409 of the UCC of any relevant jurisdiction (or any successor provision) or any other applicable law (including the Bankruptcy Code) or principles of equity; or (y) if the relevant Grantor has obtained all of the consents of the other parties to such license, contract or agreement necessary for the collateral assignment of, or creation of a security interest in, such license, contract or agreement; provided further that, immediately upon the ineffectiveness, lapse or termination of any such term in any such license, contract or agreement, the Collateral shall include, and the relevant Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

(b) All of the Obligations shall be secured by all of the Collateral.

3. PERFECTION AND PROTECTION OF SECURITY INTEREST.

(a) Each Grantor shall, at its expense, perform all steps reasonably requested by the Lender at any time to perfect, maintain, protect, and enforce the Lender’s Liens, including: (i) executing, delivering and/or filing and recording of the Memorandum and Notice of Security Interest in Intellectual Property and executing and filing financing or continuation statements, and amendments thereof, in form and substance reasonably satisfactory to the Lender; (ii) delivering to the Lender the originals of all Instruments, Documents, and tangible Chattel Paper, and all other Collateral in such Grantor’s possession of which the Lender reasonably determines it should have physical possession in order to perfect or protect the Lender’s security interest therein, duly pledged, endorsed, or assigned to the Lender without restriction; (iii) delivering to the Lender certificates of title covering any portion of the collateral for which certificates of title have been issued; (iv) placing notations on such Grantor’s books of account to disclose the Lender’s security interest; (v) assigning and, upon the Lender’s request during the continuance of an Event of Default, delivering to the Lender all such Grantor’s Supporting Obligations, including letters of credit on which such Grantor is named beneficiary with the written consent of the issuer thereof; and (vi) taking such other steps as are deemed reasonably necessary or desirable by the Lender to maintain and protect the Lender’s Liens. Each Grantor agrees that a carbon, photographic, photostatic, or other reproduction of this Security Agreement or of a financing statement is sufficient as a financing statement.

(b) Unless Lender shall otherwise consent in writing (which consent may be revoked), each Grantor shall deliver to the Lender all Collateral consisting of negotiable Documents, certificated securities (accompanied by stock powers executed in blank), Chattel Paper and Instruments promptly after such Grantor receives the same.

(c) Each Grantor shall, in accordance with the terms of the Credit Agreement, upon Lender’s written request in its reasonably discretion obtain signed acknowledgements of the Lender’s Liens from bailees having possession of any Collateral that they hold for the benefit of the Lender.

(d) If required by the terms of the Credit Agreement and not waived by the Lender in writing (which waiver may be revoked), each Grantor shall obtain authenticated control agreements from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for such Grantor.

(e) If any Grantor is or becomes the beneficiary of a letter of credit such Grantor shall promptly notify the Lender thereof and enter into a tri-party agreement with the Lender and the issuer and/or confirmation bank with respect to Letter-of-Credit Rights assigning such Letter-of-Credit Rights to the Lender and directing all payments thereunder to the Payment Account, all in form and substance reasonably satisfactory to the Lender.

(f) Intentionally Omitted.

(g) Each Grantor hereby irrevocably authorizes the Lender at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (1) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset that is part of the Collateral falls within the scope of Division 9 of the UCC of the State of California or such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Part 5 of Division 9 of the UCC of the State of California for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Each Grantor agrees to furnish any such information to the Lender promptly upon request. Each Grantor also ratifies its authorization for the Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

(h) Each Grantor shall promptly notify the Lender of any material commercial tort claim (as the term “commercial tort claim” is defined in the UCC) acquired by it and, unless otherwise consented by the Lender, such Grantor shall enter into a supplement to this Security Agreement, granting to the Lender a Lien in such material commercial tort claim.

(i) From time to time, each Grantor shall, upon the Lender’s request in its reasonable discretion, execute and deliver confirmatory written instruments pledging to the Lender the Collateral, but any Grantor’s failure to do so shall not affect or limit any security interest or any other rights of the Lender in and to the Collateral with respect to such Grantor. So long as the Credit Agreement is in effect and until all Obligations have been fully satisfied, the Lender’s Liens shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Availability or as the basis for any advance, loan, extension of credit, or other financial accommodation).

(j) Intentionally Omitted.

(k) No Reincorporation. Without limiting the prohibitions on mergers involving the Grantors contained in the Credit Agreement, no Grantor shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof or change its type of entity as identified on Schedule II with not less than 10 days prior written notice to the Lender.

(l) Terminations Amendments Not Authorized. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Lender and agrees that it will not do so without the prior written consent of the Lender, subject to such Grantor’s rights under Section 9509(d)(2) of the UCC.

(m) No Restriction on Payments to Lender. No Grantor shall enter into any Contract that restricts or prohibits the grant of a security interest in Accounts, Chattel Paper, Instruments or payment intangibles or the proceeds of the foregoing to the Lender.

4. LOCATION OF COLLATERAL.

(a) Each Grantor represents and warrants to the Lender that: (i) Schedule I is a correct and complete list of the location of such Grantor’s chief executive office, the location of its books and records, the locations of its Collateral, and the locations of all of its other places of business as of the Closing Date.

5. JURISDICTION OF ORGANIZATION. Schedule II hereto identifies each Grantor’s name as of the Closing Date as it appears in official filings in the state of its incorporation or other organization, the type of entity of such Grantor (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by such Grantor’s state of incorporation or organization or a statement that no such number has been issued and the jurisdiction in which such Grantor is incorporated or organized. Each Grantor has only one state of incorporation or organization.

6. TITLE TO, LIENS ON, AND SALE AND USE OF COLLATERAL. Each Grantor represents and warrants to the Lender and agrees with the Lender that: (a) such Grantor has, and will continue to have, rights in and the power to transfer all of the Collateral free and clear of all Liens whatsoever, except for Permitted Liens; (b) the Lender’s Liens in the Collateral will not be subject to any prior Lien except for those Liens identified in clauses (c), (d), (e), (g), (h) and (i) of the definition of Permitted Liens securing all the Obligations, and enforceable against the Borrowers and all third parties; and (c) such Grantor will use, store, and maintain the Collateral with all reasonable care and will use such Collateral for lawful purposes only, in each case in all material respects.

7. Intentionally Omitted.

8. ACCESS AND EXAMINATION. The Lender may at all reasonable times during regular business hours (and at any time when a Default or Event of Default exists and is continuing) have access to, examine, audit, make extracts from or copies of and inspect any or all of each Grantor’s records, files, and books of account and the Collateral, and discuss each Grantor’s affairs with such Grantor’s officers and management. The foregoing may be accomplished by the Lender’s own employees or its agents or independent contractors, at the Grantors’ sole expense except to the extent set forth in the Credit Agreement. Each Grantor will deliver to the Lender any instrument necessary for the Lender to obtain records from any service bureau maintaining records for such Grantor. The Lender may at any time when a Default or Event of Default exists, and at the Grantors’ expense, make copies of all of the Grantors’ books and records, or require the Grantors to deliver such copies to the Lender. The Lender may, without expense to the Lender, use such of the Grantors’ respective personnel, supplies, and Real Estate as may be reasonably necessary for maintaining or enforcing the Lender’s Liens. The Lender shall have the right, at any time, in the Lender’s name or in the name of a nominee of the Lender, to contact Account Debtors and to verify the validity, amount or any other matter relating to the Accounts or other Collateral, by mail, telephone, or otherwise.

9. COLLATERAL REPORTING. Administrative Borrower shall provide the Lender with the following documents at the following times in form satisfactory to the Lender:

(a) at the times specified in Section 5.2(k) of the Credit Agreement, a schedule of the Grantors’ Accounts created, credits given, cash collected and other adjustments to Accounts since the last such schedule and a Borrowing Base Certificate;

(b) on a monthly basis, by the 20th day of the following month, or more frequently as specified in Section 5.2(k) of the Credit Agreement, an aging of each Grantor’s Accounts, together with a reconciliation to the corresponding Borrowing Base and to each Grantor’s general ledger;

(c) on a monthly basis by the 20th day of the following month, or more frequently as specified in Section 5.2(k) of the Credit Agreement, an aging of each Grantor’s accounts payable;

(d) at the times specified in Section 5.2(k) of the Credit Agreement, a detailed calculation of Eligible Accounts;

(e) upon reasonable request, copies of invoices in connection with each Grantor’s Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with such Grantor’s Accounts;

(f) such other reports as to the Collateral of each Grantor as the Lender shall reasonably request from time to time; and

(g) with the delivery of each of the foregoing, if requested, a certificate of each Grantor executed by an officer thereof certifying as to the accuracy and completeness of the foregoing.

If any of a Grantor’s records or reports of the Collateral are prepared by an accounting service or other agent, the Grantor hereby authorizes such service or agent to deliver such records, reports, and related documents to the Lender.

10. ACCOUNTS.

(a) Each Grantor hereby represents and warrants to the Lender, with respect to such Grantor’s Accounts, that: (i) each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by such Grantor, or rendition of services by such Grantor; (ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Lender, without any asserted offset, deduction, defense, or counterclaim except those known to such Grantor and disclosed to the Lender pursuant to this Security Agreement; (iii) no payment will be received with respect to any Account, and no credit, discount, or extension, or agreement therefor will be granted on any Account, except as reported to the Lender in Borrowing Base Certificates delivered in accordance with the Credit Agreement; (iv) each copy of an invoice delivered to the Lender by such Grantor will be a genuine copy of the original invoice sent to the Account Debtor named therein; and (v) all goods described in any invoice representing a sale of goods will have been delivered to the Account Debtor and all services of such Grantor described in each invoice will have been performed.

(b) No Grantor shall re-date any invoice or sale or make sales on extended dating beyond that customary in such Grantor’s business or extend or modify any Account except in the ordinary course of business. If any Grantor becomes aware of any matter materially adversely affecting the collectibility of any Account or the Account Debtor therefor involving an amount greater than $250,000, including information regarding the Account Debtor’s creditworthiness, such Grantor will promptly so advise the Lender and exclude such Account from Eligible Accounts.

(c) No Grantor shall accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account unless it delivers such note or instrument to the Lender to be held as Collateral. Such instrument shall be considered as evidence of the Account and not payment thereof and the applicable Grantor will promptly deliver such instrument to the Lender, endorsed by such Grantor to the Lender in a manner reasonably satisfactory to the Lender.

(d) Each Grantor shall notify the Lender promptly of all disputes and claims in excess of $250,000 with any Account Debtor, and agrees to settle, contest, or adjust such dispute or claim at no expense to the Lender. No discount, credit or allowance shall be granted by any Grantor to any such Account Debtor without the Lender’s prior written consent, except for discounts, credits and allowances made or given in the ordinary course of such Grantor’s business when no Event of Default has occurred and is continuing hereunder. Each Grantor shall send the Lender a copy of each credit memorandum in excess of $100,000 as soon as issued, and such Grantor shall promptly report that credit on Borrowing Base Certificates submitted by it. The Lender may at all times when an Event of Default has occurred and is continuing hereunder, settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which the Lender shall consider advisable and, in all cases, the Lender will credit the Grantors’ Loan Account with the net amounts received by the Lender in payment of any Accounts.

11. COLLECTION OF ACCOUNTS; PAYMENTS.

(a) On or prior to the date hereof, each Grantor shall establish a service for collections of Accounts at a Clearing Bank acceptable to the Lender and subject to a Blocked Account Agreement and other documentation reasonably acceptable to the Lender. Each Grantor shall instruct all Account Debtors to make all payments directly to the address established for such service. If, notwithstanding such instructions, a Grantor receives any proceeds of Accounts, it shall immediately deliver such payments to the Lender in their original form duly endorsed in blank or deposit them into a Payment Account. All collections received in any Payment Account or directly by a Grantor or the Lender, and all funds in any Payment Account or other account to which such collections are deposited shall be subject to such Grantor’s control unless a Cash Dominion Trigger Period exists, in which case the Lender shall be the only Person entitled to give the Clearing Bank instructions directing dispositions of funds in such Payment Account or other account to which such collections are deposited without further consent by such Grantor; provided, that, if a Cash Dominion Trigger Period exists and no Event of Default has occurred and is continuing, the Lender shall make available to the Grantors any funds in such Payment Account after application of such funds to the repayment of any outstanding Revolving Loans. The Lender or the Lender’s designee may, at any time after the occurrence and during the continuance of an Event of Default, notify Account Debtors that the Grantors’ Accounts have been assigned to the Lender and of the Lender’s security interest therein, and may collect them directly and charge the collection costs and expenses to the Loan Account as a Revolving Loan. So long as an Event of Default has occurred and is continuing, each Grantor, at the Lender’s request, shall execute and deliver to the Lender such documents as the Lender shall require to grant the Lender access to any post office box in which collections of Accounts are received.

(b) If sales of any Grantor’s Inventory are made or services are rendered for cash, such Grantor shall immediately deliver to the Lender or deposit into a Payment Account the cash which such Grantor receives.

(c) All payments including immediately available funds received by the Lender at a bank account designated by it, will be the Lender’s sole property for its benefit and will be credited to the Loan Account (conditional upon final collection).

12. Intentionally Omitted.

13. EQUIPMENT. Each Grantor represents and warrants to the Lender and agrees with the Lender that all of the Equipment owned by such Grantor is and will be used or held for use in such Grantor’s business, and is and will be fit for such purposes in all material respects. Each Grantor shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof in all material respects.

14. Intentionally Omitted.

15. DOCUMENTS, INSTRUMENTS, AND CHATTEL PAPER. Each Grantor represents and warrants to the Lender that (a) all of its Documents, Instruments, and Chattel Paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine, and (b) all goods evidenced by such Documents, Instruments, Letter of Credit Rights and Chattel Paper are and will be owned by such Grantor, free and clear of all Liens other than Permitted Liens. If any Grantor retains possession of any Chattel Paper or Instruments with Lender’s consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or served hereby are subject to the security interest of Bank of America, N.A., as Lender.”

16. RIGHT TO CURE. The Lender may, in its reasonable discretion, pay any amount or do any act required of any Grantor hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Obligations, the Collateral or the Lender’s Liens therein, and which such Grantor fails to pay or do, including payment of any judgment against such Grantor, any insurance premium, any processing charge, any landlord’s claim, and any other Lien upon or with respect to the Collateral. All payments that the Lender makes under this Section 16 and all out-of-pocket costs and expenses that the Lender pays or incurs in connection with any action taken by it hereunder shall be charged to the Grantors’ Loan Account as a Revolving Loan. Any payment made or other action taken by the Lender under this Section 16 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

17. POWER OF ATTORNEY. Each Grantor hereby appoints the Lender and the Lender’s designee as such Grantor’s attorney, with power so long as a Cash Dominion Trigger Period exists: (a) to endorse such Grantor’s name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Lender’s possession; (b) to sign such Grantor’s name on any invoice, or any negotiable or non-negotiable Document constituting Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (c) so long as any Event of Default has occurred and is continuing, to notify the post office authorities to change the address for delivery of such Grantor’s mail to an address designated by the Lender and to receive, open and dispose of all mail addressed to such Grantor; (d) to send requests for verification of Accounts to such Grantor’s customers or Account Debtors; (e) to complete in such Grantor’s name or the Lender’s name, any order, sale or transaction, obtain the necessary Documents in connection therewith, and collect the proceeds thereof; (f) to the extent that such Grantor’s authorization given in Section 3(g) of this Security Agreement is not sufficient, to file such financing statements with respect to this Security Agreement, with or without such Grantor’s signature, or to file a photocopy of this Security Agreement in substitution for a financing statement, as the Lender may deem appropriate and to execute in such Grantor’s name such financing statements and amendments thereto and continuation statements which may require such Grantor’s signature; and (g) to do all things necessary to carry out the Credit Agreement and this Security Agreement. Each Grantor ratifies and approves all acts of such attorney. Neither the Lender nor its attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except for their gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until the Credit Agreement has been terminated and the Obligations have been fully satisfied.

18. THE LENDER’S RIGHTS, DUTIES AND LIABILITIES.

(a) Each Grantor assumes all responsibility and liability arising from or relating to its use, sale, license or other disposition of the Collateral. The Obligations shall not be affected by any failure of the Lender to take any steps to perfect the Lender’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Grantor from any of the Obligations. Following the occurrence and during the continuation of an Event of Default, the Lender may (but shall not be required to), without notice to or consent from any Grantor, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Grantor for the Obligations or under the Credit Agreement or any other agreement now or hereafter existing between the Lender and any Grantor.

(b) It is expressly agreed by each Grantor that, anything herein to the contrary notwithstanding, such Grantor shall remain liable under each of its contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Lender shall not have any obligation or liability under any contract or license by reason of or arising out of this Security Agreement or the granting herein of a Lien thereon or the receipt by the Lender of any payment relating to any contract or license pursuant hereto. The Lender shall not be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(c) The Lender may at any time after an Event of Default has occurred and be continuing (or if any rights of set-off (other than set-offs against an Account arising under the contract giving rise to the same Account) or contra accounts may be asserted with respect to the following), without prior notice to Grantor, notify Account Debtors, and other Persons obligated on the Collateral that the Lender has a security interest therein, and that payments shall be made directly to Lender. Upon the request of Lender, each Grantor shall so notify Account Debtors and other Persons obligated on Collateral. Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, unless no Event of Default exists, no Grantor shall give any contrary instructions to such Account Debtor or other Person without Lender’s prior written consent.

(d) The Lender may at any time in the Lender’s own name or in the name of any Grantor communicate with such Grantor’s Account Debtors, parties to such Grantor’s Contracts and obligors in respect of such Grantor’s Instruments to verify with such Persons, to the Lender’s satisfaction, the existence, amount and terms of such Grantor’s Accounts, payment intangibles, Instruments or Chattel Paper. If an Event of Default shall have occurred and be continuing, each Grantor, at its own expense, shall cause the independent certified public accountants then engaged by such Grantor to prepare and deliver to the Lender at any time and from time to time promptly upon the Lender’s request the following reports with respect to such Grantor: (i) a reconciliation of all such Grantor’s Accounts; (ii) an aging of all such Grantor’s Accounts; (iii) trial balances; and (iv) a test verification of all of such Grantor’s Accounts as the Lender may request. Each Grantor, at its own expense, upon Lender’s written request, shall deliver to the Lender the results of each physical verification, if any, which such Grantor may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory.

19. PATENT, TRADEMARK AND COPYRIGHT COLLATERAL.

(a) No Grantor has any interest in, or title to, any federally registered Patent, Trademark or Copyright except as set forth in Schedule III hereto (as updated from time to time). This Security Agreement is effective to create a valid and continuing Lien on and, upon filing of the Memorandum and Notice of Security Interest in Intellectual Property with the United States Patent and Trademark Office, perfected Liens in favor of the Lender on each Grantor’s federally registered patents and trademarks and such perfected Liens are enforceable as such as against any and all creditors of and purchasers from each Grantor. Upon filing of the Memorandum and Notice of Security Interest in Intellectual Property with the United States Patent and Trademark Office and the filing of appropriate financing statements, all action necessary or desirable to protect and perfect the Lender’s Lien on each Grantor’s federally registered patents or trademarks shall have been duly taken.

(b) Each Grantor shall notify the Lender immediately if it knows or has reason to know that any application or registration relating to any material patent, trademark or copyright (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any such patent, trademark or copyright, its right to register the same, or to keep and maintain the same.

(c) In no event shall any Grantor, either directly or through any agent, employee, licensee or designee, file an application for the registration of any patent, trademark or copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving the Lender prior written notice thereof, and, upon request of the Lender, such Grantor shall execute and deliver any and all Memorandum and Notice of Security Interest in Intellectual Property, as Lender may reasonably request to evidence the Lender’s Lien on such patent, trademark or copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(d) Each Grantor shall take all actions necessary or reasonably requested by the Lender to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the material federally registered patents, trademarks and copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings, unless such Grantor shall determine that such patent, trademark or copyright is not material to the conduct of the business of Parent and its Subsidiaries, taken as a whole.

(e) In the event that any of the material federally registered patent, trademark or copyright Collateral is infringed upon, or misappropriated or diluted by a third party, the Grantor owning or licensing the same shall notify the Lender promptly after such Grantor learns thereof. Such Grantor shall, unless it shall reasonably determine that such patent, trademark or copyright Collateral is not material to the conduct of the business or operations of Parent and its Subsidiaries, taken as a whole, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as the Lender shall reasonably deem appropriate under the circumstances to protect such patent, trademark or copyright Collateral.

20. Intentionally Omitted.

21. LIMITATION ON LIENS ON COLLATERAL. No Grantor will create, permit or suffer to exist, and will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of the Lender in and to any of such Grantor’s rights under the Collateral against the claims and demands of all Persons whomsoever.

22. NOTICE REGARDING COLLATERAL. Each Grantor will advise Lender promptly, in reasonable detail, (a) of any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral, and (b) of the occurrence of any other event which would have a Material Adverse Effect.

23. REMEDIES; RIGHTS UPON DEFAULT.

(a) In addition to all other rights and remedies granted to it under this Security Agreement, the Credit Agreement, the other Loan Documents and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, if any Event of Default shall have occurred and be continuing, the Lender may exercise all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, each Grantor expressly agrees that in any such event the Lender, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of such Grantor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving such Grantor or any other Person notice and opportunity for a hearing on Lender’s claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Lender, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Grantor hereby releases. Such sales may be adjourned and continued from time to time with or without notice. The Lender shall have the right to conduct such sales on any Grantor’s premises or elsewhere and shall have the right to use any Grantor’s premises without charge for such time or times as the Lender deems necessary or advisable.

(b) Each Grantor further agrees, at the Lender’s request, to assemble the Collateral of such Grantor and make it available to the Lender at a place or places designated by the Lender which are reasonably convenient to the Lender and such Grantor, whether at such Grantor’s premises or elsewhere. Until the Lender is able to effect a sale, lease, or other disposition of Collateral, the Lender shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Lender. The Lender shall have no obligation to any Grantor to maintain or preserve the rights of such Grantor as against third parties with respect to Collateral while Collateral is in the possession of the Lender. The Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Lender’s remedies, with respect to such appointment without prior notice or hearing as to such appointment. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Obligations as provided in the Credit Agreement, and only after so paying over such net proceeds, and after the payment by the Lender of any other amount required by any provision of law, need the Lender account for the surplus, if any, to the Grantors. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Lender arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of the Lender as finally determined by a court of competent jurisdiction. Each Grantor agrees that 10 days prior notice by the Lender of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees or other expenses incurred by the Lender to collect such deficiency.

(c) Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

(d) To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Lender (i) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 20(d) is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 20(d). Without limitation upon the foregoing, nothing contained in this Section 20(d) shall be construed to grant any rights to any Grantor or to impose any duties on the Lender that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 23(d).

24. GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY. For the purpose of enabling the Lender to exercise rights and remedies under Section 23 hereof (including, without limiting the terms of Section 23 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as the Lender shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Lender an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Proprietary Rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

25. LIMITATION ON LENDER’S DUTY IN RESPECT OF COLLATERAL. The Lender shall use reasonable care with respect to the Collateral in its possession or under its control. The Lender shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

26. MISCELLANEOUS.

(a) Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b) Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Security Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Credit Agreement.

(c) Severability. Whenever possible, each provision of this Security Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Security Agreement. This Security Agreement is to be read, construed and applied together with the Credit Agreement and the other Loan Documents which, taken together, set forth the complete understanding and agreement of Lender and Grantors with respect to the matters referred to herein and therein.

(d) No Waiver; Cumulative Remedies. Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Lender and then only to the extent therein set forth. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Lender and the Grantors.

(e) Limitation by Law. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

(f) Termination of this Security Agreement. Subject to Section 26(a) hereof, this Security Agreement shall terminate upon the satisfactory collateralization of all Letters of Credit and the payment in full of all other Obligations (other than indemnification Obligations as to which no claim has been asserted).

(g) Successors and Assigns. This Security Agreement and all obligations of the Grantors hereunder shall be binding upon the successors and assigns of each Grantor (including any debtor-in-possession on behalf of any Grantor) and shall, together with the rights and remedies of the Lender, hereunder, inure to the benefit of the Lender, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Lender hereunder. Grantor may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Security Agreement.

(h) Counterparts. This Security Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement. This Security Agreement may be authenticated by manual signature, facsimile or, if approved in writing by the Lender, electronic means, all of which shall be equally valid.

(i) Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(i) THIS SECURITY AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT ISSUES WITH RESPECT TO CREATION, PERFECTION, AND ENFORCEMENT OF LIENS UNDER DIVISION 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN DIVISION 9 OF THE UCC) OF THE STATE OF CALIFORNIA; PROVIDED, THAT, THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(ii) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES OF AMERICA LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT, EACH OF THE GRANTORS AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE GRANTORS AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS SECURITY AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING: (1) THE LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY GRANTOR OR ANY OF ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE SECURED OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(iii) EACH GRANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY OVERNIGHT MAIL, COURIER SERVICE, OR REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH GRANTOR AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED 5 DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

(iv) NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECURITY AGREEMENT TO THE CONTRARY, ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES, ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL AT THE REQUEST OF ANY PARTY HERETO BE DETERMINED BY BINDING ARBITRATION. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Security Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of either party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(v) Notwithstanding the provisions of (iv) above, no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or related to an obligation to the Lender which is secured by real estate property collateral (exclusive of real estate space lease assignments). If all the parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in Section 26 (i)(vi).

(vi) At the request of either party a controversy or claim which is not submitted to arbitration as provided and limited in Sections 26 (i)(iv) and 26(i)(v) shall be determined by judicial reference. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced.

(vii) No provision of Sections (iv) through (vi) shall limit the right of the Lender to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Lender’s option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

(viii) SUBJECT TO THE PROVISIONS OF SECTION 26 (i)(iv), EACH GRANTOR AND THE LENDER EACH IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS SECURITY AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY LENDER-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH GRANTOR AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SECURITY AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(j) NO CLAIM MAY BE MADE BY ANY GRANTOR AGAINST THE LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, OFFICERS, EMPLOYEES, OR AGENTS OF THE LENDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH GRANTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(k) Section Titles. The Section titles contained in this Security Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

(l) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Security Agreement. In the event an ambiguity or question of intent or interpretation arises, this Security Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Security Agreement.

(m) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Security Agreement and, specifically, the provisions of Section 26(i) and Section 26(j), with its counsel.

(n) Benefit of Lender. All Liens granted or contemplated hereby shall be for the benefit of Lender, and all proceeds or payments realized from Collateral in accordance herewith shall be applied to the Obligations in accordance with the terms of the Credit Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

REMX, INC.,
a California corporation

By:
Name:
Title:

REMEDYTEMP, INC.,
a California corporation

By:
Name:
Title:

REMEDY TEMPORARY SERVICES, INC.,
a California corporation

By:
Name:
Title:

REMEDY INTELLIGENT STAFFING, INC.,
a California corporation

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Lender

By:
Name:
Title:

SCHEDULE I

to
SECURITY AGREEMENT

LOCATION OF COLLATERAL

[to be completed by the Grantors]

A. Location of Chief Executive Office:

B. Location of Books and Records:

C. Location of Collateral:

D. Location of all other places of business:

E. Location of leased facilities and name of lessor/sublessor:

SCHEDULE II
to
SECURITY AGREEMENT

JURISDICTION OF ORGANIZATION

[to be completed by the Grantors]

A. Each Grantor’s legal name:

B.	Type of entity (i.e. corporation, partnership, limited partnership, limited liability company):

C.	Organizational identification number issued by each Grantor’s state of incorporation or organization or a statement that no such number has been issued:

D.	State of Incorporation or Organization:

SCHEDULE III
to
SECURITY AGREEMENT

PATENTS, TRADEMARKS AND COPYRIGHTS

[to be completed by the Grantors]

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Agreement”), dated as of December 1, 2004, is entered into by and among each of the undersigned Pledgors (as such term is defined herein), and Bank of America, N.A. (the “Lender”).

R E C I T A L S

A. RemedyTemp, Inc., a California corporation (“Parent”), REMX, Inc., a California corporation (“REMX”), Remedy Temporary Services, Inc., a California corporation (“Remedy Services”), and Remedy Intelligent Staffing, Inc., a California corporation (“Remedy Staffing”)(collectively, the “Borrowers”) and the Lender are concurrently herewith entering into that certain Credit Agreement, dated as of even date herewith (the “Credit Agreement”);

B. Pledgors are the record and beneficial owners of certain securities identified (i) on Schedule A attached hereto issued by each domestic corporation listed on such Schedule (each a “Domestic Corporation”), (ii) on Schedule B attached hereto issued by each foreign corporation listed on such Schedule (each a “Foreign Corporation” and together with the Domestic Corporation, the “Corporation”), (iii) on Schedule C attached hereto issued by each domestic limited liability company listed on such Schedule (each an “Domestic LLC”), or (iv) on Schedule D attached hereto issued by each foreign limited liability company listed on such Schedule (each a “Foreign LLC” and together with the Domestic LLC, the “LLC”), which each Pledgor is willing to pledge to the Lender as further security for Pledgors’ obligations under the Credit Agreement and the other Loan Documents; and

C. In order to induce the Lender to enter into the Credit Agreement and the other Loan Documents and to make the loans and issue the letters of credit as provided in the Credit Agreement, the Pledgors have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties hereinafter set forth, and for other good and valuable consideration, the parties hereto agree as follows:

A G R E E M E N T

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. All initially capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Credit Agreement. In addition, the following terms shall have the following meanings:

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended or supplemented from time to time, and any successor statute, and any and all rules issued or promulgated in connection therewith.

“Code” means the Uniform Commercial Code (or any revision, amendment, or successor statute), as in effect from time to time, of the State of California.

“Collateral” means all of the following:

(a) 100% of the presently existing and hereafter arising issued and outstanding shares of capital stock of each of the Domestic Corporations owned by any Pledgor and listed on Schedule A (collectively, the “Domestic Shares”), and the certificates representing the Domestic Shares, if any;

(b) 100% of any Pledgor’s presently existing and hereafter arising stock subscription warrants, stock options, or other rights to purchase capital stock and all rights represented thereby of each Domestic Corporation (collectively, the “Domestic Stock Options”);

(c) 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock of each of the Foreign Corporations which are entitled to vote for directors or on any other matter and owned by any Pledgor and listed on Schedule B (collectively, the “Foreign Shares” and together with the Domestic Shares, the “Shares”), and the certificates representing the Foreign Shares, if any;

(d) 100% of any Pledgor’s presently existing and hereafter arising stock subscription warrants, stock options, or other rights to purchase capital stock and all rights represented thereby of each Foreign Corporation, but only to the extent that the securities acquired upon exercise of such rights, when aggregated with the Foreign Shares pledged under clause (c) of this definition, will not constitute more than 65% of the issued and outstanding shares of capital stock of a Foreign Corporation which are entitled to vote for directors or on any other matter (collectively, the “Foreign Stock Options” and together with the Domestic Stock Options, the “Stock Options”);

(e) 100% of the presently existing and hereafter arising issued and outstanding limited liability company interests of each of the Domestic LLCs owned by any Pledgor and listed on Schedule C (collectively, the “Domestic LLC Interests”), and the certificates representing the Domestic LLC Interests, if any;

(f) 65% of the presently existing and hereafter arising issued and outstanding limited liability company interests of each of the Foreign LLCs owned by any Pledgor and listed on Schedule D (collectively, the “Foreign LLC Interests” and together with the Domestic LLC Interests, the “LLC Interests”), and the certificates representing the Foreign LLC Interests, if any;

(g) 100% of any Pledgor’s presently existing and hereafter arising subscription warrants, options, or other rights to purchase membership interests and all rights represented thereby of each LLC (the “LLC Options”); and

(h) The proceeds of all of the foregoing, including, without limitation, any and all dividends, cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any of the Shares, the LLC Interests, the Stock Options and the LLC Options (collectively, the “Proceeds”).

“Event of Default” means an Event of Default under the Credit Agreement.

“Obligations” means all Obligations under the Credit Agreement and all of the present and future obligations of Pledgors hereunder.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Pledgor” means (a) each of the undersigned Persons (other than the Lender) and (b) each other Person, if any, that becomes a party to this Agreement after the Closing Date, by joinder or otherwise, pursuant to the terms of the Credit Agreement, and in each case their respective successors and assigns, and “Pledgors” means two or more of such Persons, collectively.

“‘33 Act” means the Securities Act of 1933, as amended and supplemented from time to time, and any successor statute, and any and all rules promulgated in connection therewith.

1.2 Construction. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular and references to the singular include the plural; (b) references to any gender include the other gender; (c) the terms “include” and “including” are not limiting; and (d) the term “or” has the inclusive meaning represented by the phrase “and/or”. The terms “hereof,” “herein,” “hereby,” and “hereunder,” and other similar terms in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement to any “determination,” or any matter being “determined,” by the Lender include good faith estimates (in the case of quantitative determinations), and good faith beliefs (in the case of qualitative determinations) by the Lender and mean that any such determination so made shall be conclusive absent manifest error. Unless otherwise specified, section and subsection references are to this Agreement. Any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof. Any reference herein to any of the Loan Documents includes any and all alterations, amendments, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

2. PLEDGE.

As security for the prompt and complete payment and performance of its Obligations, each Pledgor hereby delivers, pledges, and grants to the Lender a continuing security interest in all of each Pledgor’s now-owned or hereafter-acquired right, title, and interest in and to the Collateral.

3. DELIVERY OF COLLATERAL; FURTHER ASSURANCES.

3.1 Delivery. All certificates or instruments representing or evidencing the Collateral shall be delivered promptly to and held by the Lender pursuant hereto and shall be in suitable form for transfer by delivery and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank and undated, all in form and substance reasonably satisfactory to the Lender.

3.2 Uncertificated Securities. In the event that the securities that comprise the Collateral are uncertificated or in book entry form, then each Pledgor shall (a) take such actions as may be required to cause each Corporation and LLC (i) to reflect the Lender as the registered owner of such Collateral and (ii) to otherwise take such actions as the Lender may reasonably require for the Lender’s security interest therein to be perfected by giving the Lender “control” of the Shares and/or the LLC Interests, pursuant to Section 8106 of the Code, or as may otherwise be necessary to ensure that the Lender’s security interest is perfected pursuant to the laws of any jurisdiction outside of the United States and (b) upon request of the Lender, provide the Lender with an opinion of counsel reasonably satisfactory to the Lender, to the effect that the Lender has a perfected security interest in the Collateral and such other opinions as the Lender may reasonably require, in form and substance reasonably satisfactory to the Lender.

3.3 Registration. Lender shall have the right, at any time after an Event of Default shall have occurred and be continuing, to the extent permitted by applicable law, to transfer to or to register in the name of Lender or any of its nominees any or all of the Collateral, subject only to the revocable rights specified in Section 5.1.

3.4 Further Assurances. Each Pledgor agrees that it will cooperate with the Lender, upon request of the Lender, and shall execute and deliver, or cause to be executed and delivered, to the Lender, all stock powers, proxies, applications, agreements, assignments, financing statements, instruments, and other documents, and shall take all further action, at the expense of such Pledgor, from time to time reasonably requested by the Lender, in order to maintain a continuing, first-priority, perfected security interest in the Collateral in favor of the Lender, and to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to the Collateral, and each Pledgor agrees that it shall execute and deliver to the Lender at the Lender’s request any further applications, agreements, documents and instruments, and shall perform any and all acts reasonably deemed necessary by the Lender, to carry into effect the terms, conditions, and provisions of this Agreement and the transactions connected herewith.

Should any Pledgor fail to execute or deliver any such applications, agreements, documents, financing statements and instruments, or to perform any such acts, such Pledgor acknowledges that the Lender may execute and deliver the same and perform such acts in the name of such Pledgor and on its behalf as its attorney-in-fact in accordance with Section 13.

4. LENDER’S DUTIES.

The powers conferred on the Lender hereunder are solely to protect the interest of the Lender in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. Lender shall not have any duties with respect to the Collateral other than the duty to use reasonable care if the Collateral is in its possession and to account for monies actually received by it hereunder. In accordance with Section 9207 of the Code, the Lender shall be deemed to have used reasonable care if it observes substantially the same standard of care with respect to the custody or preservation of the Collateral as it observes with respect to similar assets owned by the Lender. Without limiting the generality of the foregoing, the Lender shall be under no obligation to take any steps to preserve rights in the Collateral against any other parties, to sell the same if it threatens to decline in value, or to ascertain or to exercise any rights represented thereby (including rights with respect to calls, conversions, exchanges, maturities, or tenders); provided, however, that the Lender may, at its option, do so, and any and all expenses incurred in connection therewith shall be for the account of Pledgors.

5. VOTING RIGHTS; DIVIDENDS; ETC.

During the term of this Agreement, and as long as no Event of Default has occurred and is continuing:

5.1 Voting Rights. Any Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Shares or LLC Interests owned by such Pledgor, or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided, however, no vote shall be cast or any consent, waiver or ratification given or any action taken which would violate or be inconsistent with the terms of this Agreement, the Credit Agreement or any other Loan Document or which could reasonably be expected to have a Material Adverse Effect.

5.2 Dividends and Distributions. Each Pledgor shall be entitled to receive and retain any and all dividends and distributions paid in respect of the Shares and any and all distributions in respect of the LLC Interests (but only to the extent that such dividends and/or distributions are permitted under the Credit Agreement) (collectively, the “Distributions”); provided, however, that any and all Distributions paid or payable in capital stock, LLC membership interests, Stock Options, or LLC Options shall be forthwith delivered to the Lender to hold as Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Lender, be segregated from the other property or funds of any Pledgor, and be forthwith delivered to the Lender as Collateral in the same form as so received (with any necessary endorsement), and, if deemed appropriate by the Lender, Pledgors shall take such actions, including the actions described in Section 2, as the Lender may reasonably require. The foregoing notwithstanding, a Pledgor shall not be obligated to deliver any Distributions to the Lender to the extent that, under applicable law, the Lender is able to obtain a first priority, perfected security interest in such Distributions without the Lender taking possession of such Distributions.

6. REPRESENTATIONS, WARRANTIES, AND COVENANTS.

Each Pledgor warrants, represents, and covenants that:

6.1 Outstanding Shares. Each Corporation presently has issued and outstanding the number of shares of capital stock listed on Schedule A and Schedule B respectively hereto (as updated by written notice to Lender), of which Pledgors own the percentages thereof listed on such Schedule. Each LLC presently has issued and outstanding the number of units of membership interests listed on Schedule C and Schedule D respectively hereto (as updated by written notice to Lender), of which Pledgors own the percentages thereof listed on such Schedule;

6.2 Options. There are no presently existing Stock Options or LLC Options except as disclosed on Schedule 6.2 (as updated by written notice to Lender).

6.3 Potential Changes Affecting Collateral. Each Pledgor has made its own arrangements for keeping informed of changes or potential changes affecting the Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of dividends or distributions, reorganization or other exchanges, tender offers, and voting rights), and each Pledgor agrees that the Lender shall not have any responsibility or liability for informing such Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.4 Additional Securities Issuances. Pledgors will not permit any Corporation to issue additional capital stock (except pursuant to the exercise of already outstanding options disclosed on Schedule 6.2) or any Stock Options without the prior written notice to the Lender. Pledgors will not permit any LLC to issue additional membership interests or any LLC Options without prior written notice to the Lender.

6.5 Ownership of Collateral. Other than United States federal and state securities laws and rules, there are no restrictions upon the transfer of any of the Collateral to or by the Lender, each Pledgor is the sole beneficial owner of the Collateral owned by such Pledgor, and each Pledgor has the right to pledge and grant a security interest in or otherwise transfer such Collateral free of any encumbrances or rights of third parties.

6.6 No Encumbrances. All of the Collateral shall remain free from all liens, claims, encumbrances, and purchase-money or other security interests except as created hereby and except for Permitted Liens, as such term is defined in the Credit Agreement. Each Pledgor shall not, without the Lender’s prior written consent, sell or otherwise dispose of any of the Collateral to the extent that such sale or other disposition would violate the Credit Agreement.

7. SHARE ADJUSTMENTS.

In the event that during the term of this Agreement, any reclassification, readjustment, or other change is declared or made in the capital structure of any Corporation or LLC, all new substituted and additional Shares, LLC Interests, Stock Options, LLC Options or other securities, issued or issuable to any Pledgor by reason of any such change or exercise (the “Adjustment Securities”), shall be delivered to and held by the Lender under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder; provided, however, with respect to any Foreign Corporation or Foreign LLC, such Adjustment Securities related thereto shall be delivered to and held by the Lender to the extent such Adjustment Securities when aggregated with the Foreign Shares or Foreign LLC Interests of such Foreign Corporation or Foreign LLC, as applicable would not constitute more than 65% of the issued and outstanding shares of capital stock of such Foreign Corporation or Foreign LLC, as applicable which are entitled to vote for directors or on any other matter.

8. OPTIONS.

In the event that during the term of this Agreement, Stock Options or LLC Options shall be issued or exercised in connection with the Collateral, such Stock Options or LLC Options acquired by any Pledgor shall be immediately assigned by such Pledgor to the Lender, and all new shares or other securities so acquired by such Pledgor (collectively, the “Option Exercise Securities”), shall also be immediately assigned to the Lender to be held under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder; provided, however, with respect to any Foreign Corporation or Foreign LLC, such Option Exercise Securities related thereto shall be immediately assigned to the Lender to the extent such Option Exercise Securities when aggregated with the Foreign Shares or Foreign LLC Interests of such Foreign Corporation or Foreign LLC, as applicable would not constitute more than 65% of the issued and outstanding capital stock of such Foreign Corporation or Foreign LLC, as applicable which are entitled to vote for directors or on any other matter.

9. CONSENT.

Each Pledgor hereby consents that, from time to time, before or after the occurrence or existence of any Event of Default with or without notice to or assent from any Pledgor, any other security at any time held by or available to the Lender for any of the Obligations or any other security at any time held by or available to the Lender of any other person, firm, or corporation secondarily or otherwise liable for any of the Obligations, may be exchanged, surrendered, or released and any of the Obligations may be changed, altered, renewed, extended, continued, surrendered, compromised, waived, or released, in whole or in part, in each case, in accordance with the Loan Documents, as the Lender may see fit. Each Pledgor shall remain bound under this Agreement notwithstanding any such exchange, surrender, release, alteration, renewal, extension, continuance, compromise, waiver, or inaction, or extension of further credit.

10. EVENT OF DEFAULT.

The occurrence of an Event of Default under, and as defined in, the Credit Agreement shall constitute an event of default (“Event of Default”) under this Agreement.

11. REMEDIES UPON DEFAULT.

During the continuance of an Event of Default, the Lender shall have, in addition to any other rights given by law or in this Agreement, in the Credit Agreement, or in any other Loan Document, all of the rights and remedies with respect to the Collateral of a secured party under the Code, and also shall have, without limitation, the following rights, which each Pledgor hereby agrees to be commercially reasonable:

11.1 to transfer all or any part of the Collateral into the Lender’s name or the name of its nominee or nominees;

11.2 all rights of each Pledgor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 5.1 and to receive the dividends and distributions that it would otherwise be authorized to receive and retain pursuant to Section 5.2 shall, at the Lender’s option, cease, and all such rights shall, at the Lender’s option, thereupon become vested in the Lender and the Lender shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Collateral such dividends, distributions and interest payments. Any payments received by any Pledgor contrary to the provisions of this Section shall be held in trust by such Pledgor for the benefit of the Lender, shall be segregated from other funds of such Pledgor, and shall be promptly paid over to the Lender, with any necessary endorsement;

11.3 to vote the Shares or LLC Interests (whether or not transferred into the name of the Lender), and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof; EACH PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE LENDER THE PROXY AND ATTORNEY-IN-FACT OF SUCH PLEDGOR, COUPLED WITH AN INTEREST, WITH FULL POWER OF SUBSTITUTION TO DO SO; SUCH PROXY SHALL CONTINUE IN FULL FORCE AND EFFECT AND TERMINATE UPON THE INDEFEASIBLE PAYMENT IN FULL OF THE SECURED OBLIGATIONS.

11.4 at any time or from time to time, to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, in one (1) or more sales or lots, without demand of performance, or advertisement, or notice of intent to sell or of the time and place of sale or adjournment thereof or to redeem or otherwise (all of which are hereby waived by each Pledgor) for cash, on credit, or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Lender in its absolute discretion may deem commercially reasonable. Lender shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has therefor been given. Each Pledgor hereby waives any other requirement of notice, demand, or advertisement for sale, to the extent permitted by law. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshaling the Collateral and any other security for the Obligations or otherwise. Lender shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall Lender be under any obligation to take any action whatsoever with regard thereto.

11.5 to buy the Collateral in its name, or in the name of a designee or nominee, at any sale of the Collateral. Lender shall have the right to execute any document or form, in its name or in the name of any Pledgor, that may be necessary or desirable in connection with such sale of the Collateral.

11.6 should Lender reasonably determine that, prior to any public offering of any of the Collateral, such securities should be registered under the ‘33 Act and/or registered or qualified under any other federal or state law, and that such registration and/or qualification is not practical, each Pledgor agrees that it will be commercially reasonable if a private sale is arranged even though the sales price established and/or obtained may be substantially less than the price that would be obtained pursuant to a public offering. In connection with any such private sale, Lender may from time to time attempt to sell all or any part of the Collateral by a private placement, restricting bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, the Lender may solicit offers to buy the Collateral, or any part of it for cash, from a limited number of investors deemed by the Lender, in its reasonable judgment, to be responsible parties who might be interested in purchasing the Collateral. Lender shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the ‘33 Act or similar law, or under applicable state securities laws. Without limiting the generality of the foregoing, the provisions of this Section would apply if, for example, Lender were to place all or any part of the Collateral for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Collateral for its own account, or if the Lender placed all or any part of the Collateral privately with a purchaser or purchasers.

11.7 Commercially Reasonable. Any sale of the Collateral conducted in conformity with reasonable commercial practices of financial institutions disposing of property similar to the Collateral shall be deemed to be commercially reasonable. Any requirements of reasonable notice shall be met if such notice is mailed to each Pledgor, pursuant to the notice provision in the Credit Agreement, at least ten (10) Business Days before the time of the sale or disposition. Any other requirement of notice, demand, or advertisement for sale, is, to the extent permitted by law, waived.

12. INDEFEASIBLE PAYMENT

The Obligations shall not be considered indefeasibly paid for purposes of this Agreement unless and until all payments to the Lender are not subject to any right on the part of any Person, including any Pledgor, any Pledgor as a debtor in possession, or any trustee (whether appointed under the Bankruptcy Code or otherwise) of any Pledgor or any of such Pledgor’s Assets, to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. In the event that, for any reason, any portion of such payments to the Lender is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made.

13. LENDER AS PLEDGOR’S ATTORNEY-IN-FACT.

Each Pledgor irrevocably appoints Lender as Pledgor’s attorney-in-fact, with full authority in the place and stead and name of Pledgor, from time to time at the Lender’s discretion following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Lender may, in accordance with the provisions of the Loan Documents or this Agreement, reasonably require as necessary or advisable to accomplish the purposes of this Agreement. Each Pledgor ratifies and approves all acts of such attorney. Lender will not be liable for any acts or omissions or for any error of judgment or mistake of fact or law except to the extent that such act or omission is finally determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the Lender, or its officers, directors, employees or agents. This power, being coupled with an interest, is irrevocable until the commitments under this Agreement, the Credit Agreement and the other Loan Documents have been terminated and the payment and performance in full of all Obligations.

14. GENERAL PROVISIONS.

14.1 Effectiveness of this Agreement. This Agreement shall be binding and deemed effective when executed by all of the Pledgors and accepted and executed by the Lender.

14.2 Cumulative Remedies; No Prior Recourse to Collateral. The enumeration herein of the Lender’s rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Lender may have under the Code or other applicable law. Lender shall have the right, in its sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. Lender may, without limitation, proceed directly against any or all of the Pledgors to collect the Obligations without any prior recourse to the Collateral.

14.3 No Implied Waivers. No act, failure or delay by the Lender shall constitute a waiver of any rights and remedies. No single or partial waiver by the Lender of any provision of this Agreement, the Credit Agreement, or any other Loan Document, or of breach or default hereunder or thereunder, or of any right or remedy which the Lender may have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy of a future occasion. No waiver by the Lender shall affect its rights to require strict performance of this Agreement.

14.4 Severability. If any provision of this Agreement shall be prohibited or invalid, under applicable law, it shall be effective only to such extent, without invalidating the remainder of this Agreement.

14.5 Governing Law. This Agreement shall be deemed to have been made in the State of California and shall be governed by and interpreted in accordance with the laws of such state, except that no doctrine of choice of law shall be used to apply the laws of any other state or jurisdiction.

14.6 Survival of Representations and Warranties. Each and every representation and warranty of each Pledgor contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties, notwithstanding any investigation by the Lender or any of its agents.

14.7 Notices. Except as otherwise provided herein, all notices, demands, and requests that either party is required or elects to give to the other shall be in writing (including facsimile communication), and shall be delivered pursuant to the terms of Section 12.8 of the Credit Agreement.

14.8 Waiver of Notices. Unless otherwise expressly provided herein, each Pledgor waives presentment, protest, and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Pledgor which the Lender may elect to give shall entitle any Pledgor to any or further notice or demand in the same, similar or other circumstances.

14.9 Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Pledgor without the prior written consent of the Lender. The rights and benefits of the Lender hereunder shall, if the Lender so agrees, inure to any party acquiring any interest in the Obligations or any part thereof.

14.10 Modification. This Agreement is intended by Pledgors and the Lender to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made, except by a written agreement signed by Pledgors and the Lender.

14.11 Ambiguities. To the extent permitted by applicable law, neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Pledgors or the Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by Pledgors and the Lender and their respective counsel. To the extent permitted by applicable law, in case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

14.12 Counterparts. This Agreement may be executed in any number of counterparts, and by the Lender and each Pledgor in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

14.13 Captions. The captions contained in this Agreement are for convenience only, are without substantive meaning and should not be construed to modify, enlarge or restrict any provision.

14.14 Termination by the Lender. After termination of all commitments under the Credit Agreement, and the payment and performance in full of all Obligations, the Lender shall execute and deliver to Pledgors a termination of all of the security interests granted by Pledgors hereunder and, to the extent they have been delivered to the Lender and not disposed of in accordance with this Agreement, certificates evidencing the Shares and LLC Interests.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

“LENDER” BANK OF AMERICA, N.A. By:
Name:
Title:
“PLEDGORS” REMEDYTEMP, INC., a California corporation By:
Name:
Title:
REMEDY TEMPORARY SERVICES, INC., a California corporation By:
Name:
Title:
REMEDY INTELLIGENT STAFFING, INC., a California corporation By:
Name:
Title:

SCHEDULE A

Domestic Corporations

Name of Pledgor	Name of Corporation	State of Incorporation	Total No. of Shares Issued and Outstanding	% Held By Pledgor	No. of Shares	Stock Certificate No.

SCHEDULE B

Foreign Corporations

Name of Pledgor	Name of Corporation	Place of Organization	Total No. of Shares Issued and Outstanding	% Held By Pledgor	No. of Shares	Stock Certificate No.

.

SCHEDULE C

Domestic LLCs

Name of Pledgor	Name of Limited Liability Company	State of Organization	Total Membership Interests Issued and Outstanding	% Held by Pledgor	No. Membership Interests	Certificate No.

SCHEDULE D

Foreign LLCs

Name of Pledgor	Name of Limited Liability Company	State of Organization	Total Membership Interests Issued and Outstanding	% Held by Pledgor	No. Membership Interests	Certificate No.

SCHEDULE 6.2

Outstanding Stock Options or LLC Options
CONTROL AGREEMENT

The undersigned hereby acknowledges the terms of the foregoing Pledge Agreement (the “Agreement”), dated as of December 1, 2004, by and among RemedyTemp, Inc., a California corporation, Remedy Temporary Services, Inc., a California corporation and Remedy Intelligent Staffing, Inc., a California corporation (collectively referred to herein as the “Pledgors”) and Bank of America, N.A. (the “Lender”). The undersigned agrees to comply with all instructions from Lender upon the occurrence of an Event of Default (as defined in the Credit Agreement) with respect to transfers of all or any part of the Collateral (as defined in the Agreement), whether by sale or otherwise, without further consent from the Pledgors. The undersigned further acknowledges and agrees that it has received a copy of the Agreement and has registered the pledge of the Collateral in the name of the Lender. The undersigned acknowledges that, in entering into the Credit Agreement, Lender is relying on the Agreement and on the undersigned’s agreement herein. The undersigned agrees that this Control Agreement shall be governed by the internal laws of the State of California, without regard for principles of conflict of laws. The signatory below hereby represents and warrants to Lender that he is duly authorized to execute and deliver this Control Agreement to Lender and thereby bind the undersigned as set forth herein.

Dated: December1, 2004

STAFFING SERVICES NA, INC.,
a Tennessee corporation

By:
Name:
Title: